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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
AEROGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Aerogen, Inc.
2071 Stierlin Court
Mountain View, CA 94043

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 30, 2003 AT 2:00 P.M.

To the Stockholders of Aerogen, Inc.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Aerogen, Inc. (the "Company") will be held at the Company's offices at 2071 Stierlin Court, Mountain View, California 94043, on Thursday, October 30, 2003, at 2:00 p.m., local time, for the following purposes:

  1.
  To approve the second closing of a convertible debt financing with SF Capital Partners, Ltd., including the issuance of a convertible debenture and warrant to purchase Common Stock;

  2.
  To amend the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment;

  3.
  To conduct the annual election of directors prescribed by the Company's Amended and Restated Certificate of Incorporation by electing three Class III directors to hold office for a term ending in 2006 and until their successors are elected and have qualified;

  4.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2003; and

  5.
  To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

        The Board of Directors of the Company has fixed the close of business on October 6, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,
/s/ Robert S. Breuil
Robert S. Breuil Secretary

Mountain View, California
October 9, 2003

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Aerogen, Inc.
2071 Stierlin Court
Mountain View, CA 94043

PROXY STATEMENT
FOR A SPECIAL MEETING OF STOCKHOLDERS

October 30, 2003

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Aerogen, Inc. (sometimes referred to as the "Company" or "Aerogen") is soliciting your proxy to vote at a Special Meeting of Stockholders. You are invited to attend the special meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        The Company intends to mail this proxy statement and accompanying proxy card on or about October 9, 2003 to all stockholders of record entitled to vote at the special meeting.

Who can vote at the special meeting?

        Only stockholders of record at the close of business on October 6, 2003 will be entitled to vote at the special meeting. On this record date, there were 20,529,898 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on October 6, 2003 your shares were registered directly in your name with Aerogen's transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on October 6, 2003 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are four matters scheduled for a vote:

  •
  Approve the second closing of a convertible debt financing with SF Capital Partners, Ltd., including the issuance of a convertible debenture and warrant to purchase Common Stock;

  •
  Approval of amendments to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment;

  •
  To conduct the annual election of directors by electing three Class III directors to hold office until 2006; and

  •
  Ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or "Abstain" from voting. Abstaining will have the same effect as a "No" vote. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the special meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Aerogen. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of October 6, 2003.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted: (i) "For" the approval of the second closing of the convertible debt financing with SF Capital Partners, Ltd., including the sale of a convertible debenture and warrant; (ii) "For" the amendment of the Company's Amended and Restated Certificate of Incorporation; (iii) "For" the election of all three nominees for director; and (iv) "For" the ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2003. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Mellon Investor Services, LLC may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Mellon Investor Services, LLC will be paid its customary fee of approximately $9,500 plus out-of-pocket expenses if it solicits proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Company's Secretary at 2071 Stierlin Court, Mountain View, CA 94043.

  •
  You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 27, 2003, to the Secretary of the Company, 2071 Stierlin Court, Mountain View, CA 94043. If you wish to bring a matter before the stockholders at next year's annual meeting and you do not notify Aerogen, Inc. before February 4, 2004, the Company's management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. ("Broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which the nominee does have discretionary authority or for which the nominee has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

How many votes are needed to approve each proposal?

  •
  To be approved, Proposal No. 1, the proposed second closing of the convertible debt transaction with SF Capital Partners, Ltd., must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  To be approved, Proposal No. 2, the amendment of our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock, must receive a "For" vote from the majority of the outstanding shares. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have the same effect as an "Against" vote.

  •
  For the election of directors, the three nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

  •
  To be approved, Proposal No. 4, the ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2003, must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were 20,529,898 shares outstanding and entitled to vote. Thus 10,264,950 shares must be represented by votes at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the special meeting?

        Preliminary voting results will be announced at the special meeting. Final voting results will be published in the Company's annual report on Form 10-K for the year ending December 31, 2003.

PROPOSAL 1
APPROVAL OF THE SECOND CLOSING OF A CONVERTIBLE DEBT
TRANSACTION WITH SF CAPITAL PARTNERS, LTD.

INTRODUCTION

        The following description of the principal terms of the transaction and the securities already issued and to be issued, is a summary only. The complete text of each of the agreements relating to this transaction are filed as exhibits to the Company's Current Report on Form 8-K filed with the SEC on October 7, 2003.

        On September 10, 2003, the Company completed the first part of a planned two-part convertible debt financing (the "Financing") with SF Capital Partners, Ltd. ("SF Capital"). The closing of the first part of the Financing (the "First Closing") resulted in gross proceeds to the Company of approximately $950,000. The second part of the Financing is subject to approval by the Company's stockholders, and is expected to close in November 2003 (the "Second Closing"). If and when the Second Closing is completed, it will result in aggregate gross proceeds to the Company of between $500,000 and $2,000,000. The Company intends to use the proceeds of the Second Closing to fund general working capital requirements.

DESCRIPTION OF THE SECURITIES

Debenture Issued at the First Closing

        At the First Closing, the Company issued to SF Capital a secured convertible debenture with a face amount of $950,000.10 (the "First Debenture"). The First Debenture bears interest at a rate of 10% per annum and matures on December 31, 2003. In addition, the First Debenture is convertible into Common Stock at any time prior to December 31, 2003 at the option of SF Capital at an initial conversion price of $0.35 per share. If converted in full at such price, the First Debenture would result in the issuance of 2,714,286 shares of Common Stock. The conversion price and the number of shares of Common Stock issuable upon conversion of the First Debenture and, if issued, the Second Debenture (defined below), are subject to proportional adjustments for stock dividends, splits, combinations and the like. The First Debenture is secured by a first priority security interest in substantially all of the Company's personal property assets, including its intellectual property assets. At any time prior to the maturity date of the First Debenture, after delivery of a written notice to SF Capital (a "Prepayment Notice"), the Company may prepay all or a portion of the principal amount of the First Debenture (including accrued and unpaid interest thereunder), for an amount in cash equal to (i) 110% of the principal amount to be prepaid, and (ii) all accrued and unpaid interest on the principal amount to be prepaid. SF Capital will have the right to convert the First Debenture within 10 days of receipt of a Prepayment Notice. The conversion price of the First Debenture is subject to proportional adjustments for stock dividends, splits, combinations and the like. In addition, subject to certain exceptions, if the Company issues securities at less than $0.35 per share (as adjusted for stock, dividends, splits, combinations or the like) while the First Debenture is outstanding, then the conversion price of the First Debenture will be adjusted to equal the price at which the securities are issued. In no case, however, prior to stockholder approval of this Proposal 1, will the First Debenture result in the issuance of more than 2,714,286 shares. If there is any reduction in the conversion price, any remaining principal after issuance of such number of shares on conversion would be subject to repayment by the Company to SF Capital.

Warrant Issued at the First Closing

        In addition to the First Debenture, the Company issued to SF Capital at the First Closing a four-year warrant to purchase up to 1,357,143 shares of Common Stock at an exercise price of $0.35 per share (the "First Warrant"). The exercise price and number of shares issuable upon exercise of the First Warrant and, if issued, the Second Warrant (described below), are subject to proportional adjustments for stock dividends, splits, combinations and the like. In addition, subject to certain exceptions, if the Company issues securities at less than $0.35 per share (as adjusted for stock, dividends, splits, combinations or the like) while the Warrants are outstanding, then the exercise price of the First Warrant and Second Warrant will be adjusted to equal the price at which the securities are issued.

        SF Capital may exercise the First Warrant and the Second Warrant, if issued, without paying the exercise price to the Company, if the market price of the Company's Common Stock exceeds the then-current exercise price requiring the Company to issue to SF Capital that number of shares of Common Stock with an aggregate market value on the date of exercise equal to (i) the amount by which the market price on the date of exercise exceeds the exercise price, multiplied by (ii) the number of shares for which the warrant is exercisable.

Debenture and Warrant to Be Issued at the Second Closing

        If the stockholders approve the Second Closing of the convertible debt transaction with SF Capital, the Company will issue SF Capital a secured convertible debenture with a face amount of between $500,000 and $2,000,000, with the actual investment amount to be determined at SF Capital's sole discretion (the "Second Debenture" and collectively with the First Debenture, the "Debentures"). The Second Debenture would bear interest at a rate of 10% per annum and would mature on March 1, 2004. In addition to the Second Debenture, the Company expects to issue SF Capital a four-year warrant to purchase a number of shares of common stock equal to 50% of the number of shares initially issuable upon full conversion of the debenture issued at the Second Closing (the "Second Warrant" and, collectively with the First Warrant, the "Warrants"). The initial conversion price of the Second Debenture and the initial exercise price of the Second Warrant would each be equal to the lesser of the 10 or 30 trading-day average daily volume-weighted average price ("VWAP") per share of Aerogen's common stock measured during the 10 or 30 trading-days prior to the Second Closing. The terms of the Second Debenture and the Second Warrant otherwise would be substantially the same as the terms of the First Debenture and the First Warrant described above, including similar provisions for adjustment of the exercise price of the Second Warrant and the conversion price of the Second Debenture under certain conditions. The Second Closing, including the issuance of the Second Debenture and Second Warrant, is subject to the approval of this Proposal 1 by the stockholders of the Company.

        Notwithstanding the terms above, the parties have agreed that under no circumstances will SF Capital purchase a Second Debenture that is convertible into more than 10,800,000 shares of Common Stock, or a Second Warrant that is exercisable for more than 5,400,000 shares of Common Stock, for an aggregate maximum of 16,200,000 shares. The actual number of shares into which the Second Debenture is convertible and the Second Warrant exercisable will depend on the VWAP and the amount invested by SF Capital, as discussed above. The following table provides examples of the numbers of shares issuable upon conversion and exercise of the Second Debenture and Second Warrant at various VWAP's and investment amounts:

Amount Invested	Applicable VWAP	Aggregate Number of Shares Issuable Under Second Debenture and Second Warrant
$500,000	$0.75	1,000,000 shares
$500,000	$0.50	1,500,000 shares
$500,000	$0.25	3,000,000 shares

$1,000,000	$0.75	2,000,000 shares
$1,000,000	$0.50	3,000,000 shares
$1,000,000	$0.25	6,000,000 shares

$2,000,000	$0.75	4,000,000 shares
$2,000,000	$0.50	6,000,000 shares
$2,000,000	$0.25	12,000,000 shares

Participation in Future Financing Transactions

        SF Capital has a limited three-year right to participate in future financings of the Company. If, prior to September 9, 2006, the Company issues Common Stock or securities convertible into Common Stock, other than in certain excluded transactions (a "Subsequent Financing"), the Company must first notify SF Capital of the terms of the Subsequent Financing and allow SF Capital to participate up to the lesser of: (i) SF Capital's beneficial ownership (expressed as a percentage) of the Company's Common Stock and securities convertible into Common Stock and (ii) $2,000,000.

Limitations on Stock Ownership

        SF Capital has agreed to limit its ownership of the Company's Common Stock. So long as SF Capital holds any of the Debentures or Warrants, it has agreed that it will not own or control at any one time more than 19.999% of the Company's outstanding Common Stock.

Restrictions on Sale of Assets and Future Indebtedness

        The Company may sell all or a portion of the collateral used to secure the Debentures for a net purchase price which is equal to or greater than the fair market value of such collateral if such purchaser delivers the purchase price (or portion thereof, if applicable) to SF Capital in payment of the Company's prepayment price for the prepayment in full of the all outstanding Debentures. Notwithstanding the foregoing, the Company may not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible, subject to certain permitted exceptions. In addition, so long as there remains any outstanding principal amount under the First or Second Debenture, if issued, the Company may not, without the prior written consent of SF Capital, incur, create, assume, guarantee or become or remain liable for any indebtedness, subject to certain permitted exceptions.

Registration Rights

        The Company has agreed to register for resale the shares underlying the Debentures and Warrants. The Company will prepare and file registration statements on Form S-3 (the "Registration Statements") for the resale of the shares of Common Stock issuable upon conversion of the respective Debentures and exercise of the respective Warrants (the "Registrable Securities") within 45 days of the First and Second Closings, respectively. The Company has agreed to use its best efforts to cause the Registration Statements to become effective as promptly as possible, but in no event later than 120 days after each respective Closing. The Company has agreed to make such filings as are necessary to keep the Registration Statements effective until the date which is two years after the date that such Registration Statement is declared effective by the SEC or such earlier date when all Registrable Securities covered by a Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) as determined by the counsel to the Company. The Company is entitled to suspend the effectiveness of each Registration Statement for no more than 20 trading days without the consent of SF Capital. The Company will bear the expenses associated with the Registration Statements.

        In the event that the Company fails to cause a Registration Statement to be timely filed or to be kept effective (other than pursuant to the permissible suspension periods), it has agreed to pay as liquidated damages the amount of 1% of the aggregate purchase price ("Purchase Price") paid by SF Capital for the Debentures and Warrants for the first 30-day delay (or a pro rata portion for any delay less than 30 days) and an additional 2% of the Purchase Price for each month anniversary thereafter (or a pro rata portion for any partial month).

Ownership Percentages

        The following table indicates the (1) beneficial ownership of the Company's voting securities held by SF Capital upon the First Closing and (2) the maximum beneficial ownership of the Company's voting securities that could be held by SF Capital upon the Second Closing, assuming no additional Common Stock issuances prior to the Second Closing:

	Debentures	Warrants	Maximum Total Shares Beneficially Owned	Maximum % Voting Securities Beneficially Owned
First Closing (September 10, 2003)	2,714,286	1,357,143	4,071,429	16.55%
Second Closing (Anticipated in November, 2003)	10,800,000	5,400,000	16,200,000	44.11%

Total (both Closings)	13,514,286	6,757,143	20,271,429	49.68%

Percentage ownership is determined by including shares exercisable currently or within 60 days following the date of this proxy statement upon exercise of warrants and conversion of debentures, and excludes shares underlying warrants held by any person other than SF Capital. The calculation used above is for purposes of calculating ownership to determine whether a "change of control" has occurred under the rules of The Nasdaq Stock Market. "Beneficial ownership" for purposes of SEC filings is set forth in the footnote under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Proxy Statement.

        Assuming stockholder approval of this Proposal 1, the Company may issue an aggregate amount of up to approximately 13,514,286 shares of Common Stock upon conversion of the Debentures, and up to 6,757,143 shares of Common Stock upon exercise of the Warrants, depending upon the amount invested in the Second Closing and the conversion price of the Debentures, as described above.

REQUIREMENTS FOR STOCKHOLDER APPROVAL

        The Company's Common Stock is listed on The Nasdaq SmallCap Market, and, as a result, we are subject to Nasdaq's rules. We are required to seek stockholder approval for the Second Closing with SF Capital in order to ensure compliance with Rule 4350 of the Nasdaq rules ("Nasdaq Rule 4350"). Nasdaq Marketplace Rule 4350(i)(1)(B) requires stockholder approval in connection with the issuance of securities that could result in a "change of control" of an issuer, as such term is defined by Nasdaq. In addition, Nasdaq Rule 4350(i)(1)(D) requires stockholder approval prior to the issuance of securities under certain circumstances, including a transaction involving the sale and issuance of common stock at a price below the book value or market value, where the amount of stock being issued is equal to 20% or more of the issuer's common stock outstanding before such issuance.

        The stockholders are being asked to approve the issuance and sale by Aerogen of up to 10,800,000 shares of Common Stock upon conversion of the Debentures, and up to 5,400,000 shares of Common Stock upon exercise of the Warrants of our common stock, depending upon the amount invested at the Second Closing and the conversion price of the Debentures. Such approval is required under Nasdaq rules because the financing would be considered a "change of control" of the Company, as defined under Nasdaq Marketplace Rule 4350(i)(1)(B) and guidance provided by Nasdaq, and because the financing will result in the issuance of more than 20% of our outstanding common stock at a price that may be below the market value of our Common Stock at the time of issuance, which would trigger Nasdaq Marketplace Rule 4350(i)(1)(D).

        First, because the financing described in this Proposal 1 involves the potential issuance by the Company of securities convertible into, and exercisable for, shares of Common Stock that would cause SF Capital to own more than 20% of the Company's currently outstanding Common Stock, the Company issued only the First Debenture convertible into 2,714,286 shares of Common Stock and Warrant exercisable to purchase 1,357,143 shares of Common Stock at the First Closing, and will only sell an additional debenture convertible to purchase 10,800,000 shares of Common Stock and a Warrant exercisable to purchase 5,400,000 shares of common stock if approved by the stockholders pursuant to this Proposal 1. The issuance of the First Debenture and First Warrant in the First Closing was not sufficient to cause SF Capital to own in excess of 20% of the Company's outstanding Common Stock, calculated as set forth in "Ownership Percentages" above, and, therefore, did not constitute a "change of control" of the Company as defined in Nasdaq Marketplace Rule 4350(i)(1)(B). Although the Company does not necessarily believe that the issuance of the Debentures and Warrants in the Second Closing will constitute a change in control of the Company, the Company is now seeking approval by the stockholders of the Company of the issuance of Second Debenture and Second Warrant at the Second Closing that would cause SF Capital to cumulatively own in excess of 20% of the Company's outstanding Common Stock, calculated as set forth in "Ownership Percentages" above, which could potentially constitute a "change of control" of the Company for purposes of Nasdaq Marketplace Rule 4350(i)(1)(B).

        Second, the Company will have issued at the First and Second Closing, debentures and warrants to SF Capital that are, in the aggregate, equal to greater than 20% of the Common Stock outstanding prior to the First Closing. While the conversion price of the Second Debenture and exercise price of the Second Warrant have not been determined, such amounts may be less than the market value. As a result, the Company is seeking stockholder approval of the Second Closing for purposes of Nasdaq Marketplace Rule 4350(i)(1)(D).

RATIONALE FOR THE SECOND CLOSING OF THE SF CAPITAL TRANSACTION

        The Company is in need of additional funds in order to continue as a going concern. The additional funds to be received by the Company at the Second Closing will allow the Company to continue operations while we continue to pursue funding through other sources. Without the Second Closing, the Company may not be able to conclude the activities necessary to raise such additional funds.

        The Second Closing described in this Proposal 1 will provide the Company additional capital, which is critical to its ability to maintain its business and to sustain the confidence of its customers, business partners and employees.

DESCRIPTION OF COMMON STOCK

        The Company's authorized capital stock consists of 95,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

        As of September 15, 2003, there were 20,529,231 shares of Common Stock outstanding, held of record by 184 stockholders. In addition, as of September 15, 2003, there were 2,467,187 shares of Common Stock subject to outstanding options, 1,378,809 shares of Common Stock subject to outstanding warrants and 2,714,286 shares issuable upon conversion of the First Debenture to SF Capital.

        Each share of Common Stock entitles its holder to one vote on all matters to be voted upon by stockholders. Holders of Common Stock may receive ratably any dividends that the Board of Directors may declare out of funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any preferred stock that may be issued in the future. The Common Stock has no preemptive rights, conversion rights, subscription rights or redemption or sinking fund provisions. All outstanding shares of Common Stock are fully paid and non-assessable.

Warrants

        As of September 15, 2003, in addition to the First Warrant, which is currently exercisable for 1,357,143 shares, two warrants to purchase a combined aggregate of 21,666 shares of Common Stock were outstanding at a weighted average exercise price of $3.00 per share. Such warrants will expire on October 14, 2004.

Anti-Takeover Provisions

        Delaware Law.    The Company is subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

  •
  the Board of Directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

  •
  upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the Company's voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date the person became an interested stockholder, the Board of Directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an Special or special meeting of stockholders by the affirmative vote of at least 66.67% of the outstanding stock not owned by the interested stockholder.

        Section 203 defines a "business combination" to include:

  •
  any merger or consolidation involving the Company and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the Company's assets;

  •
  in general, any transaction that results in the issuance or transfer by the Company of any of the Company's stock to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the Company's stock owned by the interested stock holders; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.

        In general, Section 203 defines an "interested stockholder" as any person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

Certificate of Incorporation and Bylaw Provisions.

        The Company's certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. First, the certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting of holders and not by a consent in writing. Second, the bylaws provide that special meetings of the stockholders may be called only by the Company's chairman of the Board of Directors, the Company's chief executive officer, the Company's Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or holders of 50% or more of the Common Stock. Third, the certificate of incorporation provides that the Company's Board of Directors can issue shares of preferred stock. Fourth, the certificate of incorporation and the bylaws provide for a classified Board of Directors, in which approximately one-third of the directors would be elected each year. Consequently, any potential acquiror would need to successfully complete two proxy contests in order to take control of the Board of Directors. Finally, the bylaws establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of the Company's certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control or management of the Company.

Rights Plan

        On June 5, 2001, the Board approved the adoption of a Stockholder Rights Plan (the "Plan"). Terms of the Plan provide for a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.001 per share (the "Common Shares"), of the Company. The dividend was paid on June 26, 2001 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Preferred Shares"), at a price of $60.00 per one one-hundredth of a Preferred Share, subject to adjustment. Each one one-hundredth of a Preferred Share has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a Common Share. The description and terms of the Rights are set forth in a Rights Agreement, dated as of June 5, 2001, and as amended on February 24, 2003, between the Company and MELLON INVESTOR SERVICES LLC, as rights agent.

CONSEQUENCE OF NON-APPROVAL

        If the Company fails to obtain the required stockholder approval by the required approval date, such failure will prevent the Second Closing of the SF Capital transaction and the sale of the Second

Debenture and Second Warrant and the receipt by the Company of between $500,000 and $2,000,000 in connection therewith. Our Company's Board of Directors has determined that the sale of the Second Debenture and Second Warrant will further the best interests of the Company.

INCORPORATION BY REFERENCE OF ANNUAL REPORT ON FORM 10-K

        Concurrently with this proxy statement, the Company is sending a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "Form 10-K") to its stockholders. This proxy statement incorporates by reference Items 7, 7A, 8 and 9 of the Form 10-K, which contains important information about the Company and its financial condition that is not included in this proxy statement. A copy of the Form 10-K has also been filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov).

REQUIRED VOTE

        The affirmative vote of a majority of all of the votes present or represented and entitled to vote at the Special Meeting, excluding for this purpose any shares of common stock held by SF Capital, is required to ratify and approve the Second Closing and the issuance of the Second Debenture and Second Warrant pursuant thereto, which would cause SF Capital to beneficially own in excess of 20% of the Company's outstanding Common Stock as defined by Nasdaq rules.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2
APPROVAL OF AMENDMENT TO OUR CERTIFICATE
OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
OF OUR COMMON STOCK

OVERVIEW

        The Board has approved a proposal to amend our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-four to one-to-eight. The Board has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon amendments to our certificate of incorporation to effect this reverse stock split whereby a number of outstanding shares of our common stock between and including four and eight, such number consisting only of whole shares, will be combined into one share of our common stock. Pending stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Aerogen and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including four and eight that will be combined into one share of our common stock, at any time before the first anniversary of this special meeting of stockholders. The Board believes that stockholder approval of amendments granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Aerogen and its stockholders.

        The text of the forms of proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix A. By approving these amendments, stockholders will approve a series of amendments to our certificate of incorporation pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected by the Board. The Board may also elect not to do any reverse split.

        If approved by the stockholders, and following such approval, the Board determines that effecting a reverse stock split is in the best interests of Aerogen and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock.

        If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. Currently, Aerogen is authorized to issue up to a total of 100,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock and 95,000,000 shares of common stock. The amendment would not change the number of total authorized shares of our capital stock. Thus, immediately following the reverse stock split, the total number of authorized shares of capital stock would remain at 100,000,000, consisting of 5,000,000 shares of preferred stock and 95,000,000 shares of common stock. The par value of our common stock and preferred stock would remain unchanged at $0.001 per share, as well. Based on the number of issued and outstanding shares of common stock as of September 15, 2003, a total of approximately 74,470,102 shares of common stock would be authorized but unissued immediately prior to the reverse stock split. Currently, the Board does not have any definite plans with regard to the authorized but unissued shares of common stock of the Company following the reverse stock split.

REASONS FOR THE REVERSE STOCK SPLIT

        The Board believes that a reverse stock split may be desirable for a number of reasons. First, the Board believes that a reverse stock split may allow us to avoid having our common stock delisted from the Nasdaq SmallCap Market. Second, the Board believes that a reverse stock split could improve the marketability and liquidity of our common stock. Third, the Board believes that a reverse stock split is desirable in order to increase our common stock price in the near term while the Company continues to progress towards achieving its business objectives.

        Our common stock is quoted on the Nasdaq SmallCap Market. In order for our common stock to continue to be quoted on the Nasdaq SmallCap Market, we must satisfy certain listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of our common stock does not reach $1.00 per share or higher for a minimum of ten consecutive trading days by November 3, 2003, or such later date as Nasdaq may subsequently allow, Nasdaq may delist our common stock from trading on the Nasdaq SmallCap Market. If our common stock were to be delisted, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq SmallCap Market.

        In November 2002, we received notice from Nasdaq Stock Market Inc., that our common stock would be delisted from the Nasdaq National Market on November 19, 2002 because the stock had not closed with a bid price of above $1.00 per share for at least 10 consecutive trading days during the preceding 90 calendar days. In December 2002, the listing of our common stock was transferred to the Nasdaq SmallCap Market. Notwithstanding the transfer, we are still subject to the requirement of a share minimum bid price of $1.00. Nasdaq has granted us two consecutive additional grace periods ending on November 3, 2003 within which to regain compliance.

        The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to regain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement.

        The Board also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

        The Board is hopeful that the price of our common stock will increase as a result of improvements in the Company's business. The Board believes that the market price of our common stock will increase to the extent the Company is able to achieve commercial success over time. Nevertheless, the Board believes that a reverse stock split is desirable because of the anticipated higher market price of our common stock resulting from such action.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

        If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of Aerogen and its stockholders. The determination by the Board as to whether the reverse split will be effected, if at all, will be based upon certain factors, including meeting the listing requirements for the Nasdaq SmallCap Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If the Board determines to effect the reverse stock split, the Board will consider certain factors in selecting the specific exchange ratio, including the overall market conditions at the time and the recent trading history of our common stock.

        Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one-year anniversary of this special meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the reverse stock splits prior to the one-year anniversary of this special meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

EFFECTS OF THE REVERSE STOCK SPLIT

        After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interest in us, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

        Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in Aerogen, subject to the treatment of fractional shares, the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

        The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our Amended and Restated 1994 Stock Option Plan, 2000 Equity Incentive Plan, 2000 Non-Employee Directors' Stock Option Plan and the 2000 Employee Stock Purchase Plan in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. We also have certain outstanding stock options and warrants to purchase shares of our common stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

        If the proposed reverse stock split is implemented, it will increase the number of stockholders of Aerogen who own "odd lots" of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

        Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. Subject to Nasdaq's consent, if the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq SmallCap Market under the symbol "AEGN" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

        The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

EFFECTIVE DATE

        The proposed reverse stock split would become effective as of 5:00 p.m. Eastern Time on the date of filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse stock split ratio determined by the Board within the limits set forth in this proposal.

PAYMENT FOR FRACTIONAL SHARES

        No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the effective date as reported on the Nasdaq SmallCap Market by (ii) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

EXCHANGE OF STOCK CERTIFICATES

        As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

ACCOUNTING CONSEQUENCES

        The par value per share of our common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

NO APPRAISAL RIGHTS

        Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendments to our charter to effect the reverse stock split, and we will not independently provide our stockholders with any such rights.

MATERIAL FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

        The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge or conversion transaction or other risk reduction strategy, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

        The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except (as discussed below) to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

        A holder of the pre-reverse split shares who receives cash in lieu of a fractional share interest in the post-reverse split shares will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year. It is assumed for this purpose that cash will be paid in lieu of fractional shares only as a mechanical rounding off of fractions resulting from the exchange rather than separately bargained-for consideration. It is also assumed that the reverse split is not being undertaken to increase any shareholder's proportionate ownership of the Company.

        No gain or loss will be recognized by the Company as a result of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ELECTION OF DIRECTORS

        Aerogen's Amended and Restated Certificate of Incorporation provides for three classes of directors: Class I, Class II and Class III. Only one class of directors is elected by the Stockholders at each annual election, each director to serve for a three-year term. In accordance with the Amended and Restated Certificate of Incorporation, Class III directors are to be elected at the 2003 annual meeting of stockholders, Class I directors are to be elected at the 2004 annual meeting of stockholders, and Class II directors are to be elected at the 2005 annual meeting. Since the Company did not hold its annual meeting of stockholders in 2003, the required election of directors is being conducted at the Special Meeting. The Board is currently composed of seven directors, and the term of three of these directors expires in 2003.

Nominees

        Three Class III directors are to be elected to the Board at the Special Meeting, each to serve until the annual meeting of stockholders to be held in 2006 and until his or her successor has been elected and has qualified, or until his or her earlier death, resignation or removal. The nominees for election at the Special Meeting are Jean-Jacques Bienaimé, Yehuda Ivri and Bernard Collins, the current Class III directors. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of all nominees, unless marked to the contrary. Pursuant to applicable Delaware corporation law and assuming the presence of a quorum, three directors will be elected, from among those persons duly nominated for such positions, by a plurality of the votes actually cast by stockholders entitled to vote at the Special Meeting who are present in person or by proxy. Thus, nominees who receive the first and second highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker non-votes.

        The following table provides the names and current ages of the nominees for election as directors and of each other director, and indicates the periods during which such persons have served as directors of Aerogen.

Name and Positions with Aerogen in Addition to Director	Age	Director Continuously Since
Nominees: Class III Directors
Jean-Jacques Bienaimé	50	1999
Yehuda Ivri (Chief Technical Officer)	52	1991
Bernard Collins(1)	54	2002
Incumbents: Class I Directors
Dr. Phyllis I. Gardner	53	2000
Philip M. Young	63	1994
Class II Directors
Thomas R. Baruch	64	1994
Dr. Jane E. Shaw (Chairman and Chief Executive Officer)	64	1998

(1)
Mr. Collins joined the Board on March 12, 2002.

Business Experience of Directors

Nominees (Class III Directors)

        Jean-Jacques Bienaimé has served as a director of Aerogen since 1999. Mr. Bienaimé has been the President, Chief Executive Officer and a director of Genencor International Inc., a biotechnology company, since November 2002. Mr. Bienaimé was President, Chief Executive Officer and a director of SangStat Medical Corporation, a biopharmaceutical company, from 1998 to 2002, and Chairman of its Board of Directors from October 2000 to November 2002. Mr. Bienaimé held various positions at Rhône Poulenc Rorer Inc., a leading pharmaceutical company, from 1992 to 1998, most recently as Senior Vice President of Corporate Marketing and Business Development. Mr. Bienaimé received an M.B.A. from the Wharton School at the University of Pennsylvania and a degree in Economics from Ecole Supérieure de Commerce de Paris in France. Mr. Bienaimé serves as a director of the Fox Chase Cancer Center in Philadelphia.

        Yehuda Ivri founded Aerogen in 1991 and has served as a member of the Board of Directors since its inception. Mr. Ivri has served as Aerogen's Chief Technical Officer since 1996 and previously was Chief Scientist and Vice President. Mr. Ivri received an M.S. in Mechanical Engineering from the Technion-Israel Institute of Technology.

        Bernard Collins joined the Board of Directors on March 12, 2002. Mr. Collins currently is an independent consultant in the areas of business strategy and management. From 1994 to 2000, he was the Vice President, International Operations of Boston Scientific Corporation. Prior to that time he was a management consultant and held management positions in medical device/healthcare companies. Mr. Collins received a B.A. in Industrial Psychology from the National University of Cork. He serves as a director of several privately held companies.

Directors Continuing in Office

Class I Directors

        Phyllis I. Gardner, M.D. has served as a director of Aerogen since May 2000. Dr. Gardner is currently an Associate Professor of Medicine at Stanford University School of Medicine and has been with the university since 1984. Dr. Gardner was Vice President of Research and Principal Scientist of ALZA Corporation and head of ALZA Technology Institute from 1996 to 1998. She was Principal Scientist and a consultant to ALZA from 1994 to 1996. Dr. Gardner received a B.S. in Biology from the University of Illinois and an M.D. from Harvard Medical School. Dr. Gardner serves as a director of Aronex Pharmaceuticals, Inc., a biopharmaceutical company, and BioMarin Pharmaceutical, Inc., a biotechnology company.

        Philip M. Young has served as a director of Aerogen since 1994. Mr. Young has been a General Partner with U.S. Venture Partners, a venture capital firm, since 1990. Mr. Young was a Managing Director of Dillon Read & Co., a financial services company, and Concord Partners, a venture capital firm managed by Dillon Read, from 1986 to 1990. Mr. Young was President and CEO of Oximetrix, Inc., a privately held manufacturer of high technology medical instruments and sterile disposable products, from 1977 to 1985. Mr. Young received a B.M.E. in Mechanical Engineering from Cornell University, an M.S. from George Washington University and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Young serves as a director of Zoran Corporation, a digital solutions provider, and several privately-held companies.

Class II Directors

        Thomas R. Baruch has served as a director of Aerogen since 1994. He has been a General Partner at CMEA Ventures, a venture capital firm (previously an affiliated fund of New Enterprise Associates), since 1988. Mr. Baruch was a special partner of New Enterprise Associates from 1990 to 1996.

Mr. Baruch received a B.S. in Engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University. Mr. Baruch serves as a director of Netro Corporation, a telecommunications company, Symyx Technologies, a technology research company, Physiometrix Inc., a medical products company, and Aclara Biosciences, Inc., a life science company.

        Jane E. Shaw, Ph.D. has served as Chairman of the Board of Directors and as the Company's Chief Executive Officer since 1998. Dr. Shaw was a founder and consultant of The Stable Network, a consulting company focusing on improving the productivity and profitability of biopharmaceutical companies, from 1994 to 1998. Dr. Shaw held various scientific and management positions with ALZA Corporation, a pharmaceutical company, from 1970 to 1994, most recently as President and Chief Operating Officer from 1987 to 1994. Dr. Shaw received a B.Sc. and Ph.D. in Physiology from Birmingham University in England. Dr. Shaw also serves as a director of Boise Cascade Corporation, an office, wood and paper products company, Intel Corporation, a semiconductor manufacturer, and McKesson Corporation, a healthcare supply management company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE
NAMED NOMINEES.

Meetings and Committees of the Board

        There were four meetings of the full Board during the fiscal year ended December 31, 2002. All of the directors attended at least 75% of the meetings of the Board and the committees on which he or she served, held during the period in which he or she served. The Board has two standing committees: the Compensation Committee and the Audit Committee. The current members of the Compensation Committee are Mr. Bienaimé, Dr. Gardner and Mr. Young. The Compensation Committee, which met five times during 2002, approves all of the Company's compensation plans, including grants of stock options under Company's stock plans and the compensation arrangements for the Company's executives. The current members of the Audit Committee are Mr. Baruch, Mr. Collins and Mr. Young. Dr. Desmond-Hellmann was a member of the Audit Committee until her resignation from the Board in March 2002. The Audit Committee, which met seven times during 2002, is responsible for assisting the Board in its responsibilities of overseeing the Company's financial affairs. In this capacity, the Audit Committee reviews the Company's consolidated financial statements and quarterly earnings with management and with the Company's independent accountants, and consults with the Company's independent accountants concerning their audit plan, the results of their audit, the appropriateness of accounting principles used by the Company, the adequacy of the Company's internal controls and the independence of the accountants. The duties of the Audit Committee are set forth in more detail in its report at page 8 of this Proxy Statement. All members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(14) of the NASD listing standards. There are no family relationships among any directors or executive officers of the Company. Directors currently receive no cash compensation from Aerogen for their services as members of the Board, or for attendance at Board or committee meetings.

AUDIT COMMITTEE REPORT1

        The members of the Audit Committee are Thomas R. Baruch, Bernard Collins and Philip M. Young. Each member of the Audit Committee is independent, as defined under the National Association of Securities Dealers' listing standards. The Audit Committee, which was first appointed by the Board in August 2000, operates under a written charter adopted by the Board in August 2000, which was amended in July 2002.

        The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility by serving as an independent and objective party to monitor the Company's financial reporting process and internal control systems; reviewing and appraising the audit efforts of the

Company's independent accountants and any internal auditing department; and providing an open avenue of communication among the independent accountants, management, the internal finance department and the Board.

        Management is responsible for the Company's internal controls and financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these activities.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants concerning the audited consolidated financial statements of the Company for the year ended December 31, 2002. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and has discussed the independence of PricewaterhouseCoopers LLP with that firm.

        Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board, and the Board approved, that the Company's audited consolidated financial statements for the year ended December 31, 2002 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also selected, subject to stockholder ratification, PricewaterhouseCoopers; LLP as the Company's independent accountants for the year ending December 31, 2003.

AUDIT COMMITTEE
Thomas R. Baruch
Bernard Collins
Philip M. Young

1
The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

        The Board has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2003, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Special Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since its inception in 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Special Meeting will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Special Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        Audit Fees.    For the year ended December 31, 2002, the aggregate fees to be billed by PricewaterhouseCoopers LLP for the audit of the Company's consolidated financial statements were approximately $74,200. Audit fees for 2002 included approximately $29,800 for reviews of the Company's quarterly financial statements.

        All Other Fees.    For the year ended December 31, 2002, PricewaterhouseCoopers LLP billed the Company approximately $13,557 for a statutory audit of the Company's subsidiary in Galway, Ireland; $15,125 for domestic accounting and international tax advice; $13,125 for preparation of the Company's tax return; and $19,923 for preparation of the Irish tax return for the Company's subsidiary.

        Financial Information Systems Design and Implementation Fees. No fees were billed for information technology consulting services for the year ended December 31, 2002.

        The Audit Committee has determined that the rendering of its non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the accountants' independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of the Company's Common Stock as of September 15, 2003, except as otherwise noted, (i) by each person, entity or "group" of persons or entities known by the Company to be beneficial owners of more than 5% of the Company's Common Stock, (ii) by each director, and each of the Named Executive Officers listed in the Summary Compensation Table, and (iii) by all executive officers and directors as a group. Percentage ownership is based on 20,529,231 shares of Common Stock outstanding on September 15, 2003. Except as described below, each person has sole voting and investment power with respect to the Common Stock described in the table. Unless otherwise indicated, the address of each of the individuals named below is: c/o Aerogen, Inc., 2071 Stierlin Court, Mountain View, California 94043.

	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Outstanding Shares
Five Percent Holders:
SF Capital Partners, Ltd. (2) c/o Staro Asset Management, LLC 3600 South Lake Drive St. Francis, WI 53235	4,071,429	16.6%
Entities Affiliated with U.S. Venture Partners (3) 2735 Sand Hill Road Menlo Park, CA 94025	1,936,142	9.4%
Entities Affiliated with Chemicals and Materials Enterprise Associates, Limited Partnership (4) One Embarcadero Center, Suite 3250 San Francisco, CA 94111-3600	1,447,292	7.0%
Entities Affiliated with Interwest Partners (5) 3000 Sand Hill Road Building 3, Suite 255 Menlo Park, CA 94025	1,264,549	6.2%
Directors and Executive Officers:
Jane E. Shaw, Ph.D. (6)	784,215	3.8%
Thomas R. Baruch (7)	1,470,625	7.2%
Jean-Jacques Bienaimé (8)	26,433	*
Robert S. Breuil (9)	130,590	*
Bernard Collins (10)	22,799	*
Robert S. Fishman (11)	135,025	*
Phyllis I. Gardner, M.D. (12)	26,666	*
Nancy Isaac, J.D. (13)	34,583	*
Yehuda lvri (14)	986,666	4.8%
John S. Power (15)	450,087	2.2%
John E. Ross (16)	122,083	*
Philip M. Young (17)	1,959,475	9.5%
All executive officers and directors as a group (12 persons)(18)	6,149,247	27.9%

*
Percentages are not shown if holdings total less than 1% of total outstanding shares.

(1)
Includes outstanding stock options that will be vested on or before November 14, 2003, to purchase shares of the Company's Common Stock, as described in the footnotes below.

(2)
Includes 2,714,286 shares issuable upon conversion of a debenture that is or will be convertible within 60 days of September 15, 2003 and 1,357,143 shares issuable upon exercise of a warrant that is or will be exercisable within 60 days of September 15, 2003.

(3)
Information is as provided by the holder in its Schedule 13G filed with the SEC as of February 13, 2003 and confirmed by written communication to the Company on March 4, 2003. Includes 1,674,763 shares held by U.S. Venture Partners IV, L.P., 203,295 shares held by Second Ventures II, L.P. and 58,084 shares held by USVP Entrepreneur Partners II, L.P. (collectively, the "USVP Entities"). Presidio Management Group IV, L.P. is the general partner of the USVP Entities. Philip M. Young, a director of Aerogen, is a general partner of Presidio Management Group IV, L.P. and shares voting and dispositive power with respect to these shares. Mr. Young disclaims beneficial ownership of the shares held by the USVP Entities within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(4)
Information is as provided by the holder in its Schedule 13G/A filed with the SEC on February 10, 2003. Includes 1,299,144 shares held by Chemical and Materials Enterprise Associates, Limited Partnership (CMEA) and 148,148 shares held by CMEA Life Sciences Fund, L.P. NEA Chemicals and Materials Partners, Limited Partnership ("CMEA Partners") is a general partner of CMEA. The individual general partners of CMEA Partners are Cornelius C. Bond, Jr., Nancy L. Dorman, Richard Kramlich, Thomas C. McConnell and Charles W. Newhall III. Donald R. Murfin is also a general partner of CMEA. Mr. Baruch, a director of Aerogen, is a general partner of CMEA and also a general partner of CMEA Life Sciences Fund, L.P. In such capacity, he has shared voting power and shared dispositive power with respect to all of the shares. Mr. Baruch disclaims beneficial ownership of the shares held by Chemical and Materials Enterprise Associates, Limited Partnership and CMEA Life Sciences Fund, L.P. within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(5)
Information is as provided by the holder in its Schedule 13G/A filed with the SEC on February 13, 2003. Includes 37,486 shares held by Interwest Investors VI, LP and 1,227,063 shares held by Interwest Partners VI, LP. The voting and dispositive power with respect to these shares is shared by the managing directors of Interwest Management Partners VI LLC (Harvey B. Cash, Alan W. Crites, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Robert R. Momsen and Arnold L. Oronsky) and the venture member of Interwest Management Partners VI LLC (Gilbert H. Kliman).

(6)
Includes 233,333 shares issuable upon exercise of options that are or will be exercisable within 60 days of September 15, 2003, 14,814 shares held by the Carpenter Family Trust, in which Dr. Shaw has an economic interest, and 47,619 shares held by the Carpenter 1983 Irrevocable Trust, in which Dr. Shaw has an economic interest.

(7)
See Note 4 above. Also includes 23,333 shares issuable to Mr. Baruch upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(8)
Includes 23,333 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 1, 2003.

(9)
Includes 89,583 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(10)
Includes 10,694 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(11)
Includes 105,499 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(12)
Includes 23,333 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(13)
Consists of 34,583 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(14)
Includes 20,000 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(15)
Includes 56,667 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(16)
Consists of 122,083 shares issuable upon the exercise of options that are or will be exercisable within 60 days of September 15, 2003.

(17)
See Note 2 above. Also includes 23,333 shares issuable upon the exercise by Mr. Young of options that are or will be exercisable within 60 days of September 15, 2003.

(18)
Includes shares described in the notes above as applicable to directors and current executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Aerogen's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission ("SEC"). Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such forms filed with the SEC and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2002, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements except as follows:

        Mr. Bienaimé inadvertently filed one late Form 4 concerning one open market purchase in May 2002, of 1,000 shares of the company's common stock at a price per share of $1.36.

        Mr. Breuil, Mr. Power, Mr. Ross, Mr. Ivri, Dr. Fishman and Ms. Isaac each inadvertently filed one late Form 4 to report one stock option grant by the Company under the Company's stock plans in December 2002.

Executive Officers

        The following table provides information concerning our executive officers as of September 15, 2003:

Name	Age	Position
Jane E. Shaw, Ph.D.	64	Chief Executive Officer and Chairman of the Board of Directors
Yehuda Ivri	52	Chief Technical Officer, Director and Founder
John E. Ross	58	Senior Vice President, Worldwide Operations
Robert S. Breuil	41	Chief Financial Officer, Vice President, Corporate Development
Robert S. Fishman, M.D.	41	Vice President, Scientific Affairs
Nancy Isaac	41	Vice President, Regulatory Affairs and Quality
John S. Power	44	Managing Director Aerogen (Ireland) Limited and Senior Vice President, Sales

        Jane E. Shaw, Ph.D. has served as Chairman of our Board of Directors and as our Chief Executive Officer since 1998. Dr. Shaw was a founder and consultant of The Stable Network, a consulting company focusing on improving the productivity and profitability of biopharmaceutical companies, from 1994 to 1998. Dr. Shaw held various scientific and management positions with ALZA Corporation, a pharmaceutical company, from 1970 to 1994, most recently as President and Chief Operating Officer from 1987 to 1994. Dr. Shaw received a B.Sc. and Ph.D. in Physiology from Birmingham University in England. Dr. Shaw serves as a director of Boise Cascade Corporation, an office, wood and paper products company, Intel Corporation, a semiconductor manufacturer, and McKesson Corporation, a healthcare supply management company.

        Yehuda Ivri founded Aerogen in 1991 and has served as a member of our Board of Directors since its inception. Mr. Ivri has served as our Chief Technical Officer since 1996 and previously was our Chief Scientist and Vice President. Mr. Ivri received an M.S. in Mechanical Engineering from the Technion-Israel Institute of Technology.

        John E. Ross, Senior Vice President of Worldwide Operations, joined Aerogen in September 2001. Prior to joining Aerogen, Mr. Ross served as Vice President and General Manager for ASTeX product group of MKS Instruments, a component and system supply company serving the semiconductor industry. He served as President and COO for ASTeX Inc., responsible for worldwide operations, from 2000 to its acquisition by MKS in 2001. Mr. Ross held a number of other senior operations positions including Senior Vice President of Operations at Topaz Technologies from 1999 to 2000, Vice President and General Manager at Applied Magnetics Corporation from 1993 to 1998, Director of Wafer Fab Operations at Read Rite Corporation from 1991 to 1993, and Executive Vice President, responsible for operations, at Tegal Corporation, a division of Motorola from 1984 to 1991. Mr. Ross holds a B.Sc. honors degree in chemistry from the University of Hull, England.

        Robert S. Breuil, Chief Financial Officer, Vice President Corporate Development, joined Aerogen in April 2002 as Vice President, Corporate Development. In July 2002 Mr. Breuil was appointed Chief Financial Officer. Prior to joining Aerogen, Mr. Breuil spent eight years at ALZA Corporation, where he served in numerous leadership positions including Controller of ALZA Pharmaceuticals and Director of Corporate Planning and Analysis. Prior to joining ALZA, Mr. Breuil served for eight years as a Naval Officer and Aviator. Mr. Breuil received a B.S. in Electrical Engineering at the United States Naval Academy and an M.B.A. from the Stanford Graduate School of Business.

        Robert S. Fishman, M.D. F.C.C.P., Vice President, Scientific Affairs since July 2002, joined Aerogen in June 1998 as Director of Clinical Operations and was promoted to Vice President of Clinical Operations in 2001. Prior to joining Aerogen, Dr. Fishman was Director of Clinical Affairs at Heartport, Inc. from 1995 to 1998, where he led the clinical trials, medical monitoring, and clinical training development functions. Prior to Heartport, he was Assistant Professor of Medicine at Stanford University and was Associate Medical Director of the Stanford Lung and Heart-Lung Transplant Program from 1993 to 1995. He received an A.B. in Biology from Harvard University and an M.D. from Stanford University School of Medicine, and completed his fellowship training in pulmonary and critical care medicine at Massachusetts General Hospital. Dr. Fishman continues to teach respiratory physiology at Stanford. He is a Fellow of the American College of Chest Physicians and a member of the American Thoracic Society.

        Nancy Isaac, J.D., M.P.H., Vice President, Regulatory Affairs and Quality, joined Aerogen in August 2002. Prior to joining Aerogen she was employed by BD Biosciences, a business segment of Becton, Dickinson & Company from 1997 to 2002, most recently as Worldwide Vice President, Regulatory and Quality. Prior to BD, Ms. Isaac held a senior regulatory position at Genzyme Corporation. Ms. Isaac received a J.D. from Boston University, a Masters in Public Health from Harvard University, and a Bachelor of Science in Cell and Molecular Biology from San Francisco State University. She is a member of the State Bar of California.

        John Power, Managing Director Aerogen (Ireland) Limited and Senior Vice President Sales, has served as Senior Vice President Sales since January 2003 and as Aerogen's Vice President, European Operations and Managing Director, Aerogen (Ireland) Limited since May 2000. Mr. Power was the founder and Managing Director of Cerus Limited (now Aerogen (Ireland) Limited), from 1998 to 2000. Mr. Power was Engineering Manager in Mechanical Development at Nellcor Puritan Bennett from 1993 to 1997, and an engineering consultant to various companies from 1988 to 1992. Registered with I. Eng. status from UK Engineering Council, Mr. Power holds qualifications in both Computer Mechanical and Production Engineering and an MBA from Oxford Brookes University, Oxford, England.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

        Directors currently receive no cash compensation from Aerogen for their service as members of the Board, or for their attendance at Board or committee meetings. The Company has a 2000 Non-Employee Directors' Stock Option Plan, approved by the stockholders in November 2000, that provides for the automatic grant of options to purchase shares of Common Stock to non-employee directors. Any director first elected to the Board after November 2000 will receive an initial option to purchase 15,000 shares of Common Stock, vesting one third on the first anniversary of the date of grant, and the remainder in 24 equal monthly installments thereafter. In addition, on the date of each annual meeting of stockholders, each non-employee director will receive an annual option to purchase 5,000 shares of Common Stock, vesting in equal monthly installments over 36 months. The exercise price of options granted under this plan will be the fair market value of the Common Stock on the date of the grant. Under this plan, all of the members of the Board on May 14, 2002, the date of Aerogen's 2002 annual stockholders' meeting, received an option to purchase 5,000 shares of Common Stock at an exercise price of $1.40 per share under this plan. Mr. Collins also received an initial option to purchase 15,000 shares of Common Stock at a exercise price of $1.62 per share on March 12, 2002, when he joined the Board.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

        The following table sets forth certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated with respect to Dr. Jane E. Shaw, the Company's Chairman and Chief Executive Officer, and each of the Company's other four most highly compensated executive officers at December 31, 2002 (the "Named Executive Officers").

Annual Compensation
Name and Principal Positions						Securities Underlying Options	All Other Compensation
	Year	Salary(1)		Bonus
Dr. Jane E. Shaw, Ph.D. Chairman and Chief Executive Officer	2002 2001 2000	$ $ $	271,188 300,000 240,000	$	— — 50,000	— 125,000 233,333	— — —

John E. Ross (2) Senior Vice President Worldwide Operations	2002 2001 2000	$ $	240,774 64,080 —	$ $	25,000 25,000 —	45,000 157,000 —	— — —

Robert S. Fishman, M.D. Vice President, Scientific Affairs	2002 2001 2000	$ $ $	203,638 178,161 163,368		— — —	45,000 87,000 8,333	— — —

Yehuda Ivri Chief Technical Officer	2002 2001 2000	$ $ $	191,736 181,159 160,022		— — —	45,000 7,500 —	— — —

Robert S. Breuil (3) Chief Financial Officer Vice President Corporate Development	2002 2001 2000		$136,125 — —		— — —	182,500 — —	— — —

(1)
Amounts shown include compensation earned and received by the Named Executive Officers as well as amounts deferred at the election of such persons under the Company's Tax Deferral Investment Plan.

(2)
Ms. Ross joined the Company in September 2001.

(3)
Mr. Breuil joined the Company in April 2002.

FISCAL YEAR 2002 OPTION GRANTS

        The following table sets forth information relating to options granted in 2002 to the Named Executive Officers. In addition, in accordance with the rules of the SEC, the table shows hypothetical gains that would exist for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% per year from the date the options were granted over the full option term.

						Potential Realizable Value at Assumed Special Rates of Stock Price Appreciation for Option Term(1)(4)
	Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year(3)
	Number of Securities Underlying Options Granted(2)
Name			Exercise Price Per Share(4)		Expiration Date	5% Per Year		10% Per Year
Jane E. Shaw, Ph.D.	—	—		—	—		—		—
John E. Ross	45,000	4.76%		$0.37	12/10/12		$10,471		$26,536
Robert Fishman, M.D.	45,000	4.76%		$0.37	12/10/12		$10,471		$26,536
Yehuda Ivri	45,000	4.76%		$0.37	12/10/12		$10,471		$26,536
Robert S. Breuil	137,500 45,000	19.31%	$ $	1.62 0.37	03/12/12 12/10/12	$ $	140,086 10,471	$ $	355,006 26,536

(1)
The closing price of the Company's Common Stock as reported on the Nasdaq SmallCap Market was $0.37 on December 31, 2002 and $0.28 on March 26, 2003. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock. There can be no assurance that any of the values reflected in the table will be achieved.

(2)
All options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of the employee's relationship with Aerogen. For Mr. Ross, Dr. Fishman, Mr. Ivri and Mr. Breuil, the $0.37 options vest in 36 equal monthly installments beginning April 8, 2002. For Mr. Breuil, 100,000 of the $1.62 options vest as follows: 25% vested on April 8, 2003 and the remaining 75% vest in 36 equal monthly installments beginning April 8, 2003. For Mr. Breuil, 37,500 of the $1.62 options vested as follows: 20% vested on June 30, 2002, 40% vested on December 31, 2002 and 40% vested on June 30, 2003.

(3)
Based on options to purchase a total of 944,901 shares of Common Stock granted during the fiscal year ended December 31, 2002.

(4)
Options were granted at an exercise price equal to the fair market value of Aerogen Common Stock on the date of the grant. Potential realizable value assumes appreciation from the value at the time of grant. Value at the time of grant is equal to the exercise price per share times the number of shares covered by the option.

AGGREGATED OPTION EXERCISES IN 2002 AND
FISCAL YEAR END OPTION VALUES

        The following table sets forth, with respect to the Named Executive Officers, certain information relating to options held by such officers during the fiscal year ended December 31, 2002.

			Number of Securities Underlying Unexercised Options at Year End(l)		Value of Unexercised In-the-Money Options at Year End(2)
	Shares Acquired on Exercise
Executives		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jane E. Shaw, Ph.D.	—	—	233,333	125,000	—	—
John E. Ross	—	—	61,250	141,250	—	—
Robert S. Fishman, M.D.	—	—	67,749	89,250	—	—
Yehuda Ivri	—	—	5,000	47,500	—	—
Robert S. Breuil	—	—	22,500	160,000	—	—

(1)
Certain of the options granted before 2001 may be exercised under the Company's early exercise program; however, any shares purchased early are subject to repurchase by the Company at the exercise price if the employee's service with the Company terminates. The repurchase right lapses over time.

(2)
Market value of the Company's Common Stock at fiscal year end based on the closing sales price as reported on the Nasdaq Stock Market on December 31, 2002 ($0.37) minus the exercise price of "in-the-money" options.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

        The Company does not have employment contracts with any of its executives. The Company has an Executive Severance Benefit Plan which provides severance benefits to eligible executive employees selected by the Board. Benefits are paid only upon involuntary termination of employment without cause, or voluntary termination of employment for good reason, within one month prior to or within 13 months following a change in control of the beneficial ownership of the Company. Upon execution of a release of claims, each eligible executive would receive 12 months of salary continuation payable in monthly installments, continued health benefits for 12 months and option vesting acceleration. The vesting of 100% of the executive's unvested options would accelerate immediately prior to the date of termination such that the options would vest n 12 monthly installments beginning on the date of termination. Dr. Jane E. Shaw, Robert S. Breuil, Robert S. Fishman, Nancy Isaac, Yehuda Ivri, John S. Power and John E. Ross are the current participant in the Executive Severance Benefit Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1

1
The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        The Compensation Committee is comprised of three non-employee directors, none of whom has any interlocking or other type of relationship that would call into question his or her independence as a committee member. The members of the Company's Compensation Committee are Jean Jacques Bienaimé, Phyllis I. Gardner and Philip M. Young. In determining compensation, the Compensation Committee has access, for comparison purposes, to compensation surveys for regional technology-based companies, with which the Company competes in the recruitment of its personnel, and national pharmaceutical and biotechnology compensation information, as well as other executive compensation data and surveys. On issues related to executive compensation, the Compensation Committee consults with the Chief Executive Officer and the Company's director of human resources. The following report of the Committee describes the Company's compensation policies during the fiscal year ended December 31, 2002 as they affected the Company's Chief Executive Officer and other executive officers.

Compensation Policies Affecting Executive Officers

        The Company's compensation policies for executive officers are designed to provide target salaries competitive with those of other regional technology-based companies, in order to recruit and retain qualified executives. To date, the Company has not paid regular Special bonuses to its executives. The Company believes that, historically, its compensation has been at or below the 50th percentile of base salaries paid by regional pharmaceutical and biotechnology companies to officers in general, and to the Chief Executive Officer in particular.

        The Company's compensation policies take into account the Company's performance against objectives during the prior year, and the individual contribution of each officer, against agreed upon objectives, to the Company's performance. In addition, the Company's policies recognize the importance of stock ownership through a stock option program to provide long-term incentives that mirror the equity interests of the Company's stockholders. In determining the salaries of Aerogen's executive officers, the Board and the Compensation Committee have adopted policies intended to (i) attract and retain executives whose skills and abilities are critical to the Company's long term success; (ii) reward executives for long-term strategic management and the enhancement of stockholder value; and (iii) recognize performance compared to performance of executives at similar levels of responsibility in comparable companies. As a result, compensation consists of salary, to provide current levels of competitive compensation, and stock options, to provide longer-term incentives and align the executives' interests with those of the Company's stockholders.

        Compensation to be paid to any individual executive has not been based on any particular mathematical formula. Rather, the Board reviewed the objectives, accomplishments, performance and compensation as a whole for each executive, as well as the recommendations of the Chief Executive Officer, and then made appropriate compensation determinations in the exercise of its business judgment.

Relationship of Corporate Performance to Compensation

        During fiscal year 2002, the Company concentrated on expanding its business, operating as a public company, hiring key employees and executives and moving forward the development of its technology and products, as well as launching its first commercial product. During this time, the Company had objectives against which the performance of the Company as a whole, and the executive officers individually, were measured. In determining compensation, including any stock option grants, the Board and the Compensation Committee consider the performance of the Company as a whole, and the executives individually, in achieving their objectives.

Other Compensation Plans

        The Company has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to highly compensated individuals such as executive officers. During fiscal year 2002, these plans included (i) an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase Common Stock of the Company at a price equal to 85% of its fair market value on the enrollment date or the purchase date, whichever is lower; and (ii) direct contributions by the employee under the Company's Tax Deferral Investment Plan, with a small matching contribution by the Company.

Chief Executive Officer's Compensation

        The compensation for Dr. Jane E. Shaw, the Company's Chief Executive Officer, was determined in accordance with the criteria described above. Dr. Shaw's salary was not increased for fiscal year 2002. She had received an increase of 25% in fiscal year 2001. In December 2001, the Board granted Dr. Shaw an option to purchase 125,000 shares of Common Stock, exercisable over a 24 month period beginning on January 31, 2004. In setting Dr. Shaw's compensation, the Compensation Committee took into account Dr. Shaw's experience, the scope of her responsibilities and the Board's confidence in Dr. Shaw to lead the Company's continued development. The Compensation Committee believes that Dr. Shaw's compensation for fiscal year 2002 was at the low end of salaries for chief executive officers of technology companies in the San Francisco Bay area. During fiscal year 2002, Dr. Shaw led the Company's efforts in launching its first commercial product in the United States and significantly progressing the Company's technology and product development activities.

Policy on Deductibility of Executive Officer Compensation

        Section 162(m) of the Internal Revenue Code generally places a $1.0 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board has approved a limit of 1,000,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under the Company's stock plans in any one year period. These limitations allow gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1.0 million deductibility limit. The Company believes that all of its compensation paid to date meets the requirements for deductibility. The Compensation Committee considers the deductibility limits of Section 162(m) in determining executive compensation.

COMPENSATION COMMITTEE
Jean Jacques Bienaimé
Phyllis I. Gardner
Philip M. Young

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of Aerogen's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Aerogen's Board of Directors or Compensation Committee. There are no family relationship among any directors or executive officers of the Company.

PERFORMANCE GRAPH1

        The graph below compares total stockholder returns on the Aerogen Common Stock with the cumulative total stockholder return of the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. The Nasdaq Composite Index tracks the aggregate price performance of equity securities of companies traded on the Nasdaq Stock Market. The Nasdaq Pharmaceutical Index tracks approximately 280 domestic stocks in the pharmaceutical sector. All values assume reinvestment of the full amount of all dividends.

        The graph below shows the cumulative total stockholder return assuming the investment of $100 on November 10, 2000 (the date of the Company's initial public offering) and the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock, and is based on the returns of the component companies weighted according to their market capitalizations as of the end of each period for which returns are indicated.

        The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future stockholder returns.

1
The material in this section is not "soliciting material" and is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN TRANSACTIONS

        Registration Rights Agreement.    The Company entered into an agreement with the holders of its preferred stock, excluding John S. Power, Aerogen's Senior Vice President, Sales, pursuant to which they have registration rights with respect to the shares of Common Stock into which the preferred stock has converted.

        Indemnification Agreements.    The Company has indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by Delaware law and the Company's by-laws. The Company intends to execute such agreements with its future directors and officers.

        Transactions with Officers and Directors.    Yehuda Ivri, Aerogen's Founder and Chief Technical Officer, has executed three notes payable to the Company, only two of which remain outstanding. On May 6, 1994, the Company received a promissory note for the principal amount of $69,009. The note bore annual interest of 6.43%, with principal and interest due the earlier of May 5, 2003 or 90 days after the date of termination of Mr. Ivri's service with the Company. This note was repaid in full in June 2003. On August 15, 1996, the Company received a promissory note from Mr. Ivri for the principal amount of $200,000. The note originally bore no interest and the entire principal balance was due on the earliest of (i) August 14, 2001, (ii) 90 days after Mr. Ivri's Common Stock was no longer subject to a lock-up agreement with the underwriters of the Company's initial public offering, or (iii) the date Mr. Ivri's service with the Company terminates pursuant to Mr. Ivri's resignation or is terminated by the Company for cause. This note was amended effective December 31, 2001 to provide that (i) interest will accrue on the outstanding principal at a rate of 4.38% per annum beginning January 1, 2002, (ii) principal and interest will be due on the earlier of termination of Mr. Ivri's service with the Company or December 31, 2006, and (iii) Mr. Ivri will pay the Company a portion of the proceeds of certain of his sales of Company Common Stock until his notes to the Company have been paid in full. On July 21, 2000, the Company received a promissory note from Mr. Ivri for the principal amount of $50,000. The note bears interest at the rate of 6.62%, and the principal and interest are due on the earlier of (i) July 21, 2005 or (ii) the date at which Mr. Ivri's service with the Company terminates. These latter two notes are secured by 166,666 shares of Mr. Ivri's Common Stock. On August 31, 2003, the principal and accrued interest outstanding on the loans to Mr. Ivri totaled $275,165.

        In 1998, Aerogen received a recourse note from Dr. Jane E. Shaw, the Company's Chairman and Chief Executive Officer, in the aggregate principal amount of $140,000, in connection with her purchase of 466,666 shares of Common Stock. The note bore annual interest of 5.93%, with original principal and interest due January 28, 2002. The note was repaid in full in January 2002.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Aerogen, Inc. stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to

Aerogen, Inc., Robert S. Breuil, Secretary, 2071 Stierlin Court, Mountain View, CA 94043. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        The Board knows of no other matters that will be presented at the Special Meeting. If, however, any other matter is properly presented at the Special Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.

By Order of the Board of Directors,
/s/ Robert S. Breuil
Robert S. Breuil Secretary

Mountain View, California
October 9, 2003

        A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2002 is available without charge upon written request to: Secretary, Aerogen, Inc., 2071 Stierlin Court, Mountain View, CA 94043. This proxy statement incorporates by reference Items 7, 7A, 8 and 9 of the Form 10-K which includes important information about the Company and its financial condition that is not included in this proxy statement.

        You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the meeting, you are requested to sign and return the accompanying proxy card as soon as possible in the accompanying postpaid envelope. Your doing so may save Aerogen the expense of a second mailing.

APPENDIX A

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
AEROGEN, INC.

        Aerogen, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        FIRST:    The name under which the Corporation was originally incorporated in Delaware was AeroGen (Delaware), Inc.

        SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 12, 1998.

        THIRD:    The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

  "A.    Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue One Hundred Million (100,000,000), of which Ninety Five Million (95,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [*] shares of the Corporation's Common Stock, par value $.0001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.0001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holder's fractional share based upon the closing sales price of the Corporation's Common Stock as reported on The Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware."

        FOURTH:    This Certificate of Amendment to Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of the stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 20,529,898 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment to Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

*
By approving these amendments, stockholders will approve the combination of any whole number of shares of Common Stock between and including four (4) and eight (8) into one (1) share of Common Stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

A-1

        IN WITNESS WHEREOF, Aerogen, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of                         , 2003.

AEROGEN, INC.

Jane E. Shaw Chief Executive Officer

A-2

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included in Item 8 of this Form 10-K. This discussion may contain forward-looking statements that involve risks and uncertainty. We undertake no duty to update these forward-looking statements. Should events occur subsequent to the filing of this Form 10-K that require us to update the forward-looking information contained in this Form 10-K, the updated information will be filed with the SEC in a quarterly report on Form 10-Q or a Form 8-K, or disclosed in a press release. As a result of many factors, including those set forth under "Risk Factors" and elsewhere in this Form 10-K, our actual results may differ materially from those anticipated in any forward-looking statements.

Overview

        Aerogen, Inc. ("Aerogen," the "Company" or "we") was incorporated in November 1991. We are a specialty pharmaceutical company focusing on respiratory therapy in the acute care setting. Our core technology is based upon our proprietary aerosol generator. Using the technology, we are developing respiratory products for marketing by us, and products in collaboration with, and for marketing by, pharmaceutical and biotechnology companies for both respiratory therapy and for the delivery of drugs through the lungs to the bloodstream.

        In 2002, we generated significant revenues from our planned principal operations and exited the development stage. However, we will continue to devote substantial efforts to the development of current and future products. We currently have two nebulizer products on the market. We have an accumulated deficit of approximately $92.1 million as of December 31, 2002. We expect to incur significant additional operating losses over the next several years and expect cumulative losses to increase, primarily due to the costs associated with the manufacturing and marketing of our products, the expansion of our research and development activities and the general expansion of our business activities. We anticipate that our quarterly results will fluctuate for the foreseeable future. Therefore, period to period comparisons should not be relied upon as predictive of the results in future periods. Our sources of working capital have been equity financings, product revenues, research and development revenues, interest earned on investments and, to a small extent, equipment lease financings.

        In June 2001 we launched our first commercial product, the Aeroneb® Portable Nebulizer System, a simple, compact and silent nebulizer for use in the home setting. In June 2002 we launched the Aeroneb® Professional Nebulizer System ("Aeroneb Pro nebulizer"), developed for use in a hospital setting including the treatment of patients on ventilators. Both products incorporate our aerosol generator. Since the launch of the first product, we have recorded cumulative revenues of $2.1 million associated with sales of the Aeroneb products and component parts as of December 31, 2002. The Aeroneb® Portable Nebulizer System has been promoted in the United States by a small contract sales force under contract from a division of Cardinal Health, and by several home medical equipment distributors. The Aeroneb Pro nebulizer is available in the United States where it is sold by Puritan Bennett with its newer ventilators and through Cardinal Health. The Aeroneb Pro nebulizer is available in 20 countries worldwide under agreements with Puritan Bennett and independent distributors in select countries.

        We perform feasibility and initial development work to customize our nebulizers and inhalers to deliver specific drugs, for our own account or under agreement with third parties who compensate us for expenses incurred in performing this work. Once feasibility is demonstrated for a potential product, we may seek to enter into a development agreement with the corporate partner holding the commercial rights to the compound to be used in the product. From February 2000 to December 2001, we had such an agreement with PathoGenesis (acquired by Chiron in late 2000) to develop an Aerodose inhaler to deliver TOBI, an inhaled tobramycin therapy for the treatment of cystic fibrosis. Our collaborative agreement with PathoGenesis provided for reimbursement of development expenses incurred under an approved work plan, and royalties on future total product sales. This collaboration was terminated by Chiron in December 2001. We expect to receive similar payments from other partners for the development of products under similar collaborations, and royalties based on partner sales of products, if and when commercialized. We also expect to receive revenue from manufacturing of products. We recognize research and development revenues as reimbursable research and development expenses are incurred.

        In May 2000, we acquired Cerus Limited, now Aerogen (Ireland) Limited, for 1,725,000 shares of our Series E convertible preferred stock. The total purchase consideration was approximately $6.0 million, including transaction costs of approximately $150,000. Cerus was developing products under a license from us using our core aerosol generator technology.

        The acquisition of Cerus was accounted for using the purchase method of accounting. The purchase price, which for financial accounting purposes was valued at $6.0 million, was allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition, as determined by management. As a result of this transaction, we recorded expense associated with the purchase of in-process research and development of $3.5 million, net tangible assets of $0.4 million, and intangible assets (including goodwill) of $2.0 million. Through December 31, 2001 goodwill was amortized on a straight line basis, over six years. Beginning in January 2002, in accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill and other intangible assets were no longer systematically amortized; instead we perform an annual assessment for impairment by applying a fair-value-based test.

        We have incurred stock-based compensation expenses of $1.4 million, $1.3 million, and $0.8 million, for the years ended December 31, 2002, 2001 and 2000, respectively. Stock-based compensation included in research and development expenses was $0.5 million, $0.9 million and $0.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Stock-based compensation included in selling, general and administrative expenses was $0.9 million, $0.4 million and $0.2 million, respectively, for the years ended December 31, 2002, 2001 and 2000. As of December 31, 2002, there was approximately $1.5 million of remaining deferred stock-based compensation, which will continue to be amortized to expense on a straight line basis through 2004. We anticipate incurring additional stock-based compensation expense in the future as a result of fluctuations in the market value of our common stock, which will continue to have a direct impact on the value of common stock options held by employees and non-employees.

        We had federal and state net operating loss carry forwards of approximately $74.4 million and $28.2 million, respectively, as of December 31, 2002. We also had aggregate federal and state research and development tax credit carryforwards of approximately $2.4 million as of December 31, 2002. The net operating loss and credit carryforwards will expire at various dates through the year 2021, if not utilized. Due to the uncertainty regarding the ultimate utilization of the net operating loss and credit carryforwards, we have not recorded any benefit for losses, and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. Utilization of net operating losses and credits may be substantially limited due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before they can be used.

        During 2002, we had two reductions in force, one in January and one in June, terminating the employment of a total of 48 employees. The prospective annualized payroll related savings resulting from the reductions in force was $3.9 million, the majority of which was in research and development. Severance-related costs were $0.3 million, all of which was expensed and paid during 2002. In December 2002, we began a restructuring, which included the suspension of further development of our Aerodose insulin inhaler, followed by an additional reduction in force in January 2003 terminating 22 employees. We did not incur any expenses in 2002 as a result of the January 2003 restructuring activities.

Critical accounting policies and estimates

        Aerogen's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including inventories, bad debts, intangible assets (including goodwill), warranty obligations, contingencies and litigation. We base our estimates on assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We have an Irish subsidiary, which accounted for approximately 6% of our net loss for the year ended December 31, 2002 and 19% of our assets and 23% of our total liabilities as of December 31, 2002. In preparing our consolidated financial statements, we are required to translate the financial statements of the foreign subsidiary from the currency in which it keeps its accounting records into United States dollars. Under the relevant accounting guidance, the treatment of these gains or losses is dependent upon our determination of the functional currency. The determination of the functional currency is based on our judgment and involves consideration of all relevant economic facts and circumstance affecting the subsidiary. Based on our assessment, we consider our Irish subsidiary's local currency, the Euro, to be the functional currency. Accordingly we had cumulative translation gains (losses) of approximately $217,000, ($80,000) and $20,000, which were in accumulated other comprehensive income (loss) on our balance sheets at December 31, 2002, 2001 and 2000, respectively. During 2002, 2001 and 2000, respectively, translation adjustments of $297,000, ($100,000) and $20,000, respectively, were recorded as components of other comprehensive loss. Had we determined that the functional currency of our subsidiary was the United States dollar, these gains (losses) would have affected our net losses for each of the years presented. The magnitude of these gains or losses is dependent upon movements in the exchange rates of the foreign currencies in which we transact business against the United States dollar. Any future translation gains or losses could be significantly different from those noted in each of these years.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

  •
  We write down our inventory for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

  •
  We provide for the estimated cost of product warranty at the time revenue is recognized. While we engage in product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates, material usage and delivery costs incurred in correcting any product failure. Should actual product failure rates or material usage differ from our estimates, revisions to the estimated warranty liability would be required.

  •
  We record revenues from product sales at the time of product shipment, provided an enforceable claim exists, any significant rights to return product have expired and collection of the receivable is probable. To date, we have made minor discounts to revenue for one customer program or incentive offering, which was done at the time of the sale to this customer. If we determined to take additional actions to initiate such incentive offerings, such action might result in a reduction of revenue at the time the incentive is offered. Our assessment of the facts at a given time may result in revenues being recorded in a period other than what they would have been, based on actual subsequent events.

  •
  We review the need for an allowance for doubtful accounts for estimated losses resulting from the failure of our customers to make required payments. If conditions change, additional allowances may be required.

Results of Operations

Comparison of years ended December 31, 2002, 2001 and 2000

        Research and development revenues.    Research and development revenues were $0.4 million in 2002, $2.0 million in 2001, and $5.8 million in 2000. The revenue decrease in 2002 as compared to 2001 resulted from decreased development activities for Chiron of $1.8 million partially offset by development activities for other partners of $0.2 million. The revenue decrease in 2001 as compared to 2000 resulted from development activities performed for PathoGenesis of $1.1 million and activities for a biotechnology company of $2.8 million. Revenues from other customers were not material for these periods. Research and development revenues can be expected to vary from period to period based on the activities requested by partners in any particular period, and therefore are not predictable. We expect research and development revenues for 2003 to be higher than those for 2002 as several new programs begin to move forward.

        Product sales.    Product sales were $1.9 million in 2002, $0.2 million in 2001 and none in 2000. We launched our first commercial product, the Aeroneb® Portable Nebulizer System, in June 2001 and our second commercial product, the Aeroneb Pro nebulizer in June 2002. The increase in product sales for the year ended 2002 is due to the successful launch of the Aeroneb Pro nebulizer in June 2002. We expect sales volume will increase in 2003, with a full year of sales.

        Royalty revenues.    Royalty revenues were $0.3 million in 2002, $0.3 million in 2001 and none in 2000. The 2002 and 2001 revenue represents minimum royalties from a consumer company that licensed our aerosol generator technology for use in the field of air fresheners and insect repellants.

        Cost of products sold.    Cost of products sold were $1.8 million in 2002, $0.3 million in 2001, and none in 2000. In 2002, the cost of products sold was high as a percentage of product sales due primarily to low yields early in the year associated with start-up of the commercial manufacturing processes and the move to the new facility. During the second half of 2002, we saw improved margins as volumes increased and as we completed our move into our new facility in Mountain View, California, which incorporates more automated manufacturing processes and improved environmental controls. We anticipate that costs per unit will decrease over time as volumes increase, and as we refine our manufacturing processes and focus on cost reductions.

        Research and development expenses.    Research and development expenses were $17.8 million in 2002, $21.7 million in 2001, and $16.2 million in 2000. The decrease in research and development expenses in 2002 compared with 2001 was primarily due to reduction in expenses associated with finalizing the commercial version of the Aerodose insulin inhaler and the completion of Phase 2a clinical trials for the insulin program of $2.2 million. In addition, in 2002 there was a reduction of $1.9 million in payroll-related expenses associated with the reductions in force, reductions in expense with the completion of the development of an Aerodose respiratory inhaler of $1.3 million and other spending reductions of $0.9 million, partially offset by increased facility and information technology related expenses of $2.6 million. Research and development expenses increased in 2001 as compared to 2000, which was primarily due to the expansion of product development activities for our respiratory products. Research and development expenses also increased in 2001 over 2000 due to activities for our Aerodose insulin inhaler. The increase was largely attributable to internal salary and related increases of $2.6 million (excluding Ireland), increased Irish operations of $1.0 million and machining and tooling costs of $0.8 million.

        Research and development expenses relate to our own research and development projects, as well as the costs related to development activities for our partners. Development expenses for partner activities approximate revenues from those partners. Research and development expenses include salaries and benefits for scientific and development personnel, laboratory supplies, consulting services, clinical expenses and the expenses associated with the development of manufacturing processes, in each case including related overhead. We expect research and development spending to increase over the next several years as we increase clinical activities and expand our research and development activities in support of our products and those which we develop in partner collaborations. The increase in research and development expenditures cannot be predicted reliably, as it depends in part upon our success in entering into new partnering agreements and the timing of development and clinical activities that are largely controlled by our partners.

        Selling, general and administrative expenses.    Selling, general and administrative expenses were $8.4 million in 2002, $8.1 million in 2001, and $4.1 million in 2000. The increase in selling, general and administrative expenses for 2002 as compared to 2001 was primarily due to the increased facility expenses associated with the new Mountain View facility of $0.6 million, an incremental $0.3 million associated with the outside sales force, and an incremental $0.5 million of stock compensation expense amortized in 2002. Partially offsetting the increases were reductions in payroll related expenses associated with the reduction in force of $0.2 million, reductions in advertising expenses of $0.2 million, and reductions in consulting expenses of $0.3 million. In addition, the amortization of goodwill was discontinued in 2002 in accordance with SFAS 142 resulting in a $0.4 million reduction of expenses. The increase in selling, general and administrative expenses in 2001 compared with 2000 was due to increases in sales and marketing expenses of $2.1 million and increases in general and administrative expenses of $1.9 million. Sales and marketing expenses for 2001 increased as compared to 2000 primarily due to $1.2 million in expenses relating to the hiring of a contract sales force for the launch of our first commercial product, the Aeroneb® Portable Nebulizer System, in mid 2001, other marketing and sales related personnel costs of $0.5 million and amortization of deferred stock-based compensation of $0.1 million. General and administrative expenses for 2001 increased over 2000 primarily due to payroll related increases of $0.8 million associated with the general and administrative infrastructure including legal, information technology and investor relations. General and administrative expenses for 2001 also increased due to additional costs of $0.5 million related to being a public company, such as directors and officers liability insurance, NASDAQ fees and the costs associated with filing SEC reports.

        Purchased in-process research and development.    In conjunction with the acquisition of our Irish subsidiary we recorded a $3.5 million expense during the second quarter of 2000, which was associated with the purchase of in-process research and development. The purchased research and development represents the value of new technologies that were in various stages of development where no alternative future use was identified. The value of purchased in-process research and development was determined by management utilizing various methods, including the income approach.

        Litigation settlement.    In October of 2001, we settled a lawsuit brought by us against Becton, Dickinson and Company (BD). Under the settlement agreement, we paid BD a total of $2.0 million, in two equal installments, in October 2001 and February 2002. As a result of the settlement, we own all of the intellectual property developed by either party under the now terminated agreement, and BD has a non-exclusive license to certain technology developed by BD under the agreement for use outside the field of inhaled insulin. The litigation settlement was immediately expensed to operations, as the technology acquired will be used in conjunction with a product that had not yet been approved for sale by regulatory authorities.

        Interest and other income, net.    Interest income was $0.5 million in 2002, $2.3 million in 2001, and $1.2 million in 2000. The decrease in interest income in 2002, as compared to 2001, was primarily due to lower average cash and investment balances, and to a lesser extent, lower interest rates. The increase in interest income in 2001 over 2000 was primarily due to higher average cash and investment balances resulting from the completion of equity placements of our common and convertible preferred stock in November, July, May and March of 2000. Sales of common stock include our initial public offering in November 2000, which resulted in approximately $44.5 million of net proceeds. Interest expense was

$1,160 in 2002, $2,000 in 2001, and $38,000 in 2000. The decrease in interest expense in 2001, as compared to 2000, was primarily due to repayments of borrowings under an equipment lease financing agreement.

        Dividends related to beneficial conversion feature of preferred stock.    Dividends relating to the beneficial conversion feature of our preferred stock of $16.5 million were recorded in the year ended December 31, 2000. These dividends arose due to the issuance of 961,539 shares of Series E convertible preferred stock in May 2000 for net proceeds of $2.5 million ($202,000 of beneficial conversion) and 7,498,223 shares of Series F convertible preferred stock in July 2000 for net proceeds of $16.3 million ($16.3 million of beneficial conversion).

Liquidity and Capital Resources

        Since inception, we have financed our operations primarily through equity financings, product revenues, research and development revenues, and the interest earned on related proceeds. We have received approximately $98.5 million aggregate net proceeds from sales of our common and preferred stock through December 31, 2002, including approximately $44.5 million of net proceeds from our initial public offering in November 2000.

        As of December 31, 2002 we had cash, cash equivalents and available-for-sale securities of approximately $8.9 million. During 2003, our expenditures have been approximately $1.6 million per month. We will need to raise additional funds through public or private financings, collaborative relationships or other arrangements within the next 30 to 60 days in order to continue as a going concern. We cannot be certain that such additional funding will be available on terms attractive to us, or at all. Furthermore, additional equity or debt financing may involve substantial dilution to our existing stockholders, restrictive covenants or high interest rates. Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish rights to either certain of our products or technologies or desirable marketing territories, or all of these.

        Net cash used in operating activities was $24.0 million, $23.7 million, and $11.3 million for the years ended December 31, 2002, 2001 and 2000, respectively, and resulted primarily from operating losses adjusted for non-cash expenses and changes in accrued liabilities, accounts payable, accounts receivable, inventories and other assets.

        Net cash provided by investing activities for the year ended December 31, 2002 was $11.0 million and was due to the maturity of available-for-sale securities. For the years ended December 31, 2001 and 2000, cash used by investing activities was $9.9 million and $7.3 million, respectively, and resulted primarily from the addition of leasehold improvements, which amounted to $0.9 million and $0.2 million, respectively, acquisition of property and equipment, which was $1.0 million and $1.3 million, respectively, and the net purchase of available-for-sale securities.

        Net cash provided by financing activities was $0.5 million, $0.5 million, and $65.6 million for the years ended December 31, 2002, 2001, 2000, respectively. In 2002, approximately $0.5 million was provided almost equally by repayment of earlier loans to stockholder/executives, and purchases of common stock under our employee stock purchase plan. In 2001, approximately $0.5 million was provided by purchases of common stock under our employee stock purchase plan. We raised $44.5 million from the sale of our common stock in our initial public offering in November of 2000. We also had proceeds of $21.3 million in 2000 from the sale of our convertible preferred stock.

        The development of our technology and proposed products requires a commitment of substantial funds to conduct the costly and time-consuming research and development and clinical trials required to develop and refine our technology and proposed products and to bring those products to market. Our future capital requirements and operating expenses will depend on many factors including, but not limited to, research and development activities, the timing, cost, extent and results of clinical trials, our success in licensing drugs for use in our products, regulatory approvals, the status of competitive products, manufacturing and marketing costs associated with commercialization of products, costs involved in obtaining and maintaining patents, and our ability to enter into and maintain collaborative agreements.

        We currently have no material commitment for capital expenditures. We have a ten-year lease for our Mountain View facility that was signed in October of 2001. Our total lease obligation through 2012 is approximately $24.6 million, plus approximately $0.4 million annually of common area maintenance fees, which may escalate in the future. In addition, we have a lease commitment on our facility in Ireland for approximately $0.1 million, and a commitment for approximately $0.2 million anticipated to be paid in 2004 to Irish investors under a tax advantaged business expansion scheme.

        Our long term liquidity also depends upon our ability to attract and maintain collaborative relationships, to increase revenues from the sale of our products, to develop and market new products and ultimately, to achieve profitability.

        We have no relationship with unconsolidated entities or financial partnerships. We have no debt arrangements with restrictive covenants.

Recent Accounting Pronouncements

        In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145") which eliminates inconsistencies between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 and for transactions occurring after May 15, 2002. We do not expect the adoption of SFAS No. 145 to have a material impact on our consolidated financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS No. 146") which addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. We do not expect the adoption of SFAS No. 146 to have a material impact on our consolidated financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on our consolidated financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure an amendment of FASB Statement No. 123," ("SFAS No. 148") provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires prominent disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation in both annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on our consolidated financial position or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not expect the adoption of FIN 46 to have a material impact on our consolidated financial position or results of operations.

Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

        Interest rate risk.    Interest rate risk represents the risk of loss that may impact our financial position, operating results or cash flows due to changes in interest rates. This exposure is directly related to our normal operating activities. Our cash, cash equivalents and short term investments are invested in government notes and money market funds and are generally of a short-term nature. Due to the short term nature of these investments, we do not believe that near-term changes in interest rates will have a material effect on our future results of operations.

        Exchange rate risk.    Due to our Irish operations, we have market risk exposure to adverse changes in foreign exchange rates. The revenues and expenses of our subsidiary, Aerogen (Ireland) Limited, are denominated in its local currency. Effective January 1, 2002 the Irish subsidiary's functional currency became the Euro (previously the Irish punt). At the end of each period, the revenues and expenses of our subsidiary are translated into U.S. dollars using the average currency rate in effect for that period, and assets and liabilities are translated into U.S. dollars using the exchange rate in effect at the end of that period. Fluctuations in exchange rates therefore impact our financial condition and results of operations, as reported in U.S. dollars. To date, we have not experienced any significant negative impact as a result of fluctuations in foreign currency markets. As a policy, we do not engage in speculative or leveraged transactions, nor do we hold financial instruments for trading purposes.

        If we expand our overseas operations, our operating results may become subject to more significant fluctuations based on changes in exchange rates of foreign currencies in relation to the U.S. dollar. We will periodically analyze our exposure to currency fluctuations and may adjust our policies to allow for financial hedging techniques to minimize exchange rate risk.

ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

AEROGEN, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
of Aerogen, Inc.

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Aerogen, Inc. and its subsidiary (the "Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial losses from operations and negative cash flows from operations which, in light of its current liquidity and capital resources, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

PricewaterhouseCoopers LLP
San Jose, California
February 3, 2003

AEROGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$3,266	$15,714
Available-for-sale securities	5,621	20,363
Accounts receivable	903	193
Inventories, net	374	488
Prepaid expenses and other current assets	934	1,201

Total current assets	11,098	37,959
Property and equipment, net	5,251	2,889
Goodwill and other intangible assets, net	1,612	1,362
Restricted cash	1,200	1,200
Other assets	33	58

Total assets	$19,194	$43,468

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$973	$1,181
Accrued liabilities	1,446	3,321

Total current liabilities	2,419	4,502
Deferred rent	826	223
Other long-term liabilities	205	212

Total liabilities	3,450	4,937

Commitments (Note 6)
Stockholders' equity:
Convertible preferred stock, par value $0.001
Authorized: 5,000 shares; issued and outstanding: no shares at December 31, 2002 and 2001	—	—
Common stock, par value $0.001:
Authorized: 95,000 shares; issued and outstanding: 20,404 and 20,148 shares at December 31, 2002 and 2001, respectively	20	20
Additional paid-in capital	109,497	110,428
Notes receivable from stockholders	(434)	(693)
Deferred stock-based compensation, net	(1,520)	(4,069)
Accumulated other comprehensive income (loss)	233	(14)
Accumulated deficit	(92,052)	(67,141)

Total stockholders' equity	15,744	38,531

Total liabilities and stockholders' equity	$19,194	$43,468

The accompanying notes are an integral part of these consolidated financial statements.

AEROGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts and footnotes)

	Years Ended December 31,
	2002	2001	2000
Revenues:
Research and development	$386	$2,034	$5,832
Product sales	1,896	185	—
Royalty	250	250	—

Total revenues	2,532	2,469	5,832

Costs and expenses:
Cost of products sold	1,786	285	—
Research and development(1)	17,772	21,698	16,219
Selling, general and administrative(2)	8,382	8,138	4,143
Purchased in-process research and development	—	—	3,500
Litigation settlement	—	2,000	—

Total costs and expenses	27,940	32,121	23,862

Loss from operations	(25,408)	(29,652)	(18,030)
Interest income	487	2,252	1,198
Other income (expense), net	10	(2)	(38)

Net loss	(24,911)	(27,402)	(16,870)
Dividend related to beneficial conversion features of preferred stock	—	—	(16,517)

Net loss available to common stockholders	$(24,911)	$(27,402)	$(33,387)

Net loss per common share, basic and diluted	$(1.23)	$(1.39)	$(7.30)

Shares used in computing net loss per common share, basic and diluted	20,182	19,681	4,576

(1)
Including stock-based compensation expense of $514,000, $902,000, and $652,000 in 2002, 2001 and 2000, respectively.

(2)
Including stock-based compensation expense of $841,000, $364,000, and $177,000 in 2002, 2001 and 2000, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

AEROGEN, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(in thousands)

	Common Stock			Notes Receivable From Stockholders		Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital		Deferred Stock-Based Compensation		Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balances, January 1, 2000	2,310	$2	$955	$(510)	$(558)	$(33)	$(22,869)	$(23,013)
Beneficial conversion feature related to issuance of Series E and Series F preferred stock	—	—	16,517	—	—	—	—	16,517
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	(16,517)	—	—	—	—	(16,517)
Note receivable from stockholder	—	—	—	(50)	—	—	—	(50)
Repayment of notes receivable from stockholder	—	—	—	25	—	—	—	25
Issuance of common stock in conjunction with initial public public offering for cash, net of issuance costs of $1,700	4,140	4	44,498	—	—	—	—	44,502
Conversion of convertible preferred stock into common stock	13,003	13	58,533	—	—	—	—	58,546
Issuance of common stock pursuant to exercise of stock options for cash and note receivable from stockholders	477	1	348	(106)	—	—	—	243
Repurchase of common stock	(14)	—	(8)	—	—	—	—	(8)
Deferred stock-based compensation	—	—	6,366	—	(6,366)	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	829	—	—	829
Accrued interest on notes receivable from stockholders	—	—	—	(24)	—	—	—	(24)
Changes in unrealized loss on available-for-sale securities	—	—	—	—	—	28	—	28
Foreign currency translation	—	—	—	—	—	20	—	20
Net loss	—	—	—	—	—	—	(16,870)	(16,870)

Balances, December 31, 2000	19,916	20	110,692	(665)	(6,095)	15	(39,739)	64,228

The accompanying notes are an integral part of these consolidated financial statements.

AEROGEN, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(in thousands)
(continued)

	Common Stock			Notes Receivable From Stockholders		Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital		Deferred Stock-Based Compensation		Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balances, December 31, 2000	19,916	20	110,692	(665)	(6,095)	15	(39,739)	64,228
Repayment of notes receivable from stockholder	—	—	—	—	—	—	—	—
Issuance of common stock pursuant to employee stock	—	—	—	—	—	—	—	—
purchase plan for cash	189	—	448	—	—	—	—	448
Issuance of common stock upon exercise of stock options for cash	57	—	56	—	—	—	—	56
Repurchase of common stock	(14)	—	(8)	—	—	—	—	(8)
Cancellations, net of deferred stock-based compensation	—	—	(760)	—	760	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	1,266	—	—	1,266
Accrued interest on notes receivable from stockholders	—	—	—	(28)	—	—	—	(28)
Changes in unrealized loss on available-for-sale securities	—	—	—	—	—	71	—	71
Foreign currency translation	—	—	—	—	—	(100)	—	(100)
Net loss	—	—	—	—	—	—	(27,402)	(27,402)

Balances, December 31, 2001	20,148	20	110,428	(693)	(4,069)	(14)	(67,141)	38,531

The accompanying notes are an integral part of these consolidated financial statements.

AEROGEN, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(in thousands)
(continued)

	Common Stock			Notes Receivable From Stockholders		Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital		Deferred Stock-Based Compensation		Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balances, December 31, 2001	20,148	20	110,428	(693)	(4,069)	(14)	(67,141)	38,531
Repayment of notes receivable from stockholders	—	—	—	285	—	—	—	285
Issuance of common stock pursuant to employee stock purchase plan for cash	250	—	260	—	—	—	—	260
Issuance of common stock upon exercise of stock options for cash	17	—	10	—	—	—	—	10
Repurchase of common stock	(11)	—	(7)	—	—	—	—	(7)
Cancellations, net of deferred stock-based compensation	—	—	(1,194)	—	1,194	—	—
Amortization of deferred stock-based compensation	—	—	—	—	1,355	—	—	1,355
Accrued interest on notes receivable from stockholders	—	—	—	(26)	—	—	—	(26)
Changes in unrealized loss on available-for-sale securities	—	—	—	—	—	(50)	—	(50)
Foreign currency translation	—	—	—	—	—	297	—	297
Net loss	—	—	—	—	—	—	(24,911)	(24,911)

Balances, December 31, 2002	20,404	$20	$109,497	$(434)	$(1,520)	$233	$(92,052)	$15,744

The accompanying notes are an integral part of these consolidated financial statements.

AEROGEN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(24,911)	$(27,402)	$(16,870)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,209	1,198	895
Changes in inventory reserves	15	30	—
Disposal of property and equipment	180	1	—
Purchased in-process research and development	—	—	3,500
Accrued interest on notes receivable from stockholders	(26)	(28)	(24)
Amortization of available-for-sale securities discount (premium)	9	(86)	—
Amortization of deferred stock-based compensation	1,355	1,266	829
Changes in operating assets and liabilities:
Accounts receivable	(666)	569	(337)
Inventories	110	(518)	—
Prepaid expenses and other current assets	267	—	(811)
Accounts payable	(243)	266	397
Accrued liabilities	(1,893)	1,936	940
Deferred rent	603	223	—
Other	38	(1,174)	151

Net cash used in operating activities	(23,953)	(23,719)	(11,330)

Cash flows from investing activities:
Acquisition of property and equipment	(3,728)	(1,853)	(1,547)
Purchases of available-for-sale securities	(8,134)	(21,340)	(14,990)
Proceeds from maturities of available-for-sale securities	22,817	13,300	8,844
Cash acquired, net	—	—	392

Net cash provided by (used in) investing activities	10,955	(9,893)	(7,301)

Cash flows from financing activities:
Proceeds from issuance of common stock	270	504	44,746
Repurchase of common stock	(7)	(8)	(8)
Proceeds from issuance of convertible preferred stock, net	—	—	21,252
Repayment of note payable	—	—	(354)
Issuance of note receivable to stockholder	—	—	(50)
Repayment of note receivable from stockholder	285	—	25

Net cash provided by financing activities	548	496	65,611

Effect of exchange rate changes on cash	2	20	8
Net increase (decrease) in cash and cash equivalents	(12,448)	(33,096)	46,988
Cash and cash equivalents at beginning of year	15,714	48,810	1,822

Cash and cash equivalents at end of year	$3,266	$15,714	$48,810

Supplemental disclosure of noncash investing and financing activities:
Exchange of stockholder note receivable for common stock	$—	$—	$106

Convertible preferred stock issued for acquisition	$—	$—	$5,813

Deferred stock-based compensation, net of cancellations	$(1,194)	$(760)	$6,366

Conversion of convertible preferred stock into common stock	$—	$—	$58,796

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1	$2	$—

The accompanying notes are an integral part of these consolidated financial statements.

AEROGEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—FORMATION AND BUSINESS OF THE COMPANY:

        Aerogen, Inc., or the "Company", was incorporated in the state of California on November 18, 1991 to develop products using a proprietary aerosol generator to aerosolize liquids. The Company was reincorporated in the state of Delaware in 1998. The Company has commenced planned principal operations and during 2002 generated significant revenues therefrom. Accordingly, the Company exited the development stage in December 2002.

        The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continued existence of the Company. The Company has incurred net losses since inception and is expected to incur substantial losses for the next several years. The Company's recurring net losses from operations and negative cash flows from operations, in light of the Company's current liquidity and capital resources, raise substantial doubt regarding the Company's ability to continue as a going concern for a reasonable period of time. To date, the Company has funded its operations primarily through the sale of equity securities, product revenues, research and development payments from partners and interest income. The process of developing products will continue to require significant research and development, clinical trials and regulatory approvals. These activities, together with selling, general and administrative expenses, are expected to result in substantial operating losses for the next several years.

        As of December 31, 2002, the Company had cash, cash equivalents and available-for-sale securities of approximately $8.9 million. During 2003, the Company's expenditures have been approximately $1.6 million per month. The Company will need to raise additional funds through public or private financings, collaborative relationships or other arrangements within the next 30 to 60 days in order to continue as a going concern. The Company cannot be certain that such additional funding will be available on terms attractive to the Company, or at all. Furthermore, additional equity or debt financing may involve substantial dilution to the Company's existing stockholders, restrictive covenants or high interest rates. Collaborative arrangements, if necessary to raise additional funds, may require the Company to relinquish rights to either certain of its products or technologies or desirable marketing territories, or all of these.

        These consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The continued existence of the Company is dependent on the Company's ability to obtain adequate funding and eventually establish profitable operations. The Company will require additional financing in the near future. There can be no assurance that the Company will be able to obtain additional financing on terms acceptable to the Company. The consolidated financial statements do not include any adjustments which may result from this uncertainty.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of consolidation

        In May 2000, the Company acquired Cerus Limited, which became the Company's wholly-owned subsidiary in Ireland, Aerogen (Ireland) Limited (see Note 9). The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

        The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include money market and deposit accounts.

Available-for-sale securities

        All investments are classified as available-for-sale and therefore are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity (deficit). Realized gains and losses on sales of all such securities are reported in earnings and computed using the specific identification cost method.

Inventories

        Inventories are stated at the lower of cost (on a first in, first out basis) or market value. Reserves for potentially excess and obsolete inventory are made based upon management's analysis of inventory levels and future sales forecasts.

Depreciation and amortization

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years. Amortization of leasehold improvements is provided on a straight-line basis over the life of the related asset or the lease term, if shorter. Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations.

Goodwill and other intangible assets

        Goodwill and other intangible assets primarily consist of goodwill and acquired workforce related to the acquisition of Cerus Limited, and were amortized on a straight-line basis to operations over six and two years, respectively, through December 31, 2001. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill and other intangible assets are no longer systematically amortized, but, rather, the Company performs an annual assessment for impairment by applying a fair-value-based test.

        In accordance with SFAS 142, the Company discontinued the amortization of goodwill effective January 1, 2002. In addition, the Company re-characterized any unamortized acquired assembled workforce as goodwill because it is no longer defined as an acquired intangible asset under SFAS No. 141, "Business Combinations". Accordingly, no goodwill or acquired workforce amortization was recognized during the year ended December 31, 2002. The provisions of SFAS 142 also required the completion of a transitional impairment test within 12 months of adoption, with any impairment treated as a cumulative effect of change in accounting principle. During the first quarter of 2002, the Company completed the transitional impairment test, which did not result in impairment of recorded goodwill.

        The following table reconciles the Company's net loss and net loss per share for the three years ended December 31, 2002, 2001 and 2000, adjusted to exclude goodwill and acquired workforce amortization pursuant to SFAS No. 142, to amounts previously reported:

	Years Ended December 31,
	2002	2001	2000
	(in thousands, except per share amount)
Net loss—as reported	(24,911)	(27,402)	(33,387)
Add: goodwill amortization	—	359	211

Adjusted net loss	$(24,911)	$(27,043)	$(33,176)

Net loss per share, basic and diluted	$(1.23)	$(1.39)	$(7.30)
Add: goodwill amortization	—	0.02	0.05

Adjusted net loss per share, basic and diluted	$(1.23)	$(1.37)	$(7.25)

Impairment of long-lived assets

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset.

Warranty accrual

        The Company offers a warranty of certain products and records a liability for the estimated future costs associated with warranty claims, which is based on historical experience and the Company's estimated level of future costs. Warranty costs are reflected in the statement of operations as a cost of products sold. A reconciliation of the changes in the Company's warranty liability for the year ending December 31, 2002 follows (in thousands):

Warranty accrual at the beginning of the year	$6
Accruals for warranties issued during the year	121
Settlements made in kind during the year	(26)

Ending balance at the end of the year	$101

Concentration of credit risk and other risks and uncertainties

        The Company maintains its cash and cash equivalents in accounts with two financial institutions in the United States and one financial institution in Ireland. Deposits in these institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents to date.

        Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, available-for-sale securities, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities.

        Each product developed by the Company generally will require clearance or the approval of the United States Food and Drug Administration ("FDA") and/or international regulatory agencies prior to the first commercial sale of the product. The Company cannot be assured that its products will receive or maintain the necessary clearance or approval. If the Company is denied approval, or if approval is delayed, suspended, or rescinded, this may have a material adverse impact on the Company.

        The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability and the need to obtain additional financing.

        One customer accounted for 81% of accounts receivable at December 31, 2002. Two customers accounted for 55% and 24% of revenues during the year ended December 31, 2002.

        Four customers accounted for 36%, 31%, 21% and 12% of accounts receivable at December 31, 2001. One of these customers accounted for 76% of revenues during the year ended December 31, 2001. The agreement with this customer terminated in December 2001. Another customer accounted for 13% of revenues during the year ended December 31, 2001.

        Two customers accounted for 50% and 47% of revenues during the year ended December 31, 2000.

Revenue recognition

        Research and development revenues, which are earned under agreements with third parties for contract research and development activities, are recorded as the related expenses are incurred. Charges to the third parties are based upon negotiated rates for full time equivalent employees of the Company and actual out-of-pocket costs. Rates for full time equivalent employees are intended to approximate the Company's anticipated costs, including overhead. Payments received that are related to future performance are recorded as deferred revenue, and are recognized as revenues as they are earned. None of the revenues recognized to date are refundable if the relevant research effort is not successful.

        Revenues from product sales are recognized at the time of product shipment, provided an enforceable claim exists, any significant rights to return product have expired and that collection of the receivable is probable.

        Royalty revenues are recorded as earned.

Research and development costs

        Research and development costs are charged to operations as incurred. Any expenditure associated with products not yet approved by regulatory authorities is expensed. Certain research and development projects are funded under agreements with third parties, and the costs related to these activities are included in research and development expense.

Foreign currency translation

        The Company's Irish subsidiary uses the Euro as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and revenue and expense accounts at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of stockholders' equity.

Income taxes

        The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Segments

        The Company operates in one segment, using one measurement of profitability to manage its business. As of December 31, 2002, 2001 and 2000, 73%, 70% and 48%, respectively, of all long-lived assets were maintained in the United States. For the years ended December 31, 2002, 2001, and 2000, 29%, 97%, 99%, respectively, of consolidated revenues were generated in the United States. For the years ended December 2002, 2001 and 2000, 71%, 3% and 1%, respectively, of consolidated revenues were generated in Ireland.

Accounting for stock-based compensation

        During the year ended December 31, 2002, the Company adopted SFAS No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure, an Amendment of FASB Statement No. 123." The Company accounts for stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issues to Employees," and related interpretations and complies with the disclosure provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." The following provides a reconciliation of net loss and net loss per common share to proforma net loss and proforma net loss per common shares as if the Company had applied the fair value recognition provisions of SFAS No. 123 to all employee awards:

	Years Ended December 31,
	2002	2001	2000
	(in thousands, except per share amounts)
Net loss—as reported	$(24,911)	$(27,402)	$(33,387)
Add: stock based employee compensation included in reported net loss	1,335	1,168	584
Deduct: total stock based employee compensation determined under fair value based method for all awards	(3,933)	(3,465)	(922)

Net loss—pro forma	$(27,509)	$(29,699)	$(33,725)

Net loss per share, basic and diluted—as reported	$(1.23)	$(1.39)	$(7.30)

Net loss per share, basic and diluted—pro forma	$(1.36)	$(1.51)	$(7.37)

        The above pro forma disclosures may not be representative of the pro forma effect in future years because options vest over several years and additional grants may be made each year.

        The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date of grant. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

Comprehensive income (loss)

        Comprehensive income (loss) generally represents all changes in stockholders' equity (deficit) except those resulting from investments or contributions by stockholders. The Company's unrealized gains and losses on available-for-sale securities and foreign currency translation gains and losses represent the only components of comprehensive income (loss) that are excluded from the Company's net loss for the years ended December 31, 2002, 2001 and 2000.

Net loss per common share

        Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per share is computed giving effect to all potential dilutive common shares, including options and warrants. Options and warrants were not included in the diluted net loss per share calculations because the effect would be antidilutive.

        A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows:

	Years Ended December 31,
	2002	2001	2000
	(in thousands)
Net loss per common share, basic and diluted
Net loss	$(24,911)	$(27,402)	$(16,870)
Dividend related to beneficial conversion feature of preferred stock	—	—	(16,517)

Net loss available to common stockholders	$(24,911)	$(27,402)	$(33,387)

Weighted average common shares outstanding	20,252	20,001	4,983
Less: Weighted average shares subject to repurchase	(70)	(320)	(407)

Weighted average shares used in computing basic and diluted net loss per common share	20,182	19,681	4,576

        The following outstanding options, common stock subject to repurchase and warrants were excluded from the computation of diluted net loss per share as they had an antidilutive effect:

	December 31,
	2002	2001	2000
	(in thousands)
Options to purchase common stock	3,326	3,463	1,337
Common stock subject to repurchase	6	133	407
Warrants	22	32	76

Recent accounting pronouncements

        In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145") which eliminates inconsistencies between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 and for transactions occurring after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 to have a material impact on its consolidated financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS No. 146") which addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the EITF has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect adoption of SFAS No. 146 to have a material impact on its consolidated financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on the Company's consolidated financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires prominent disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation in both annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on the Company's consolidated financial position or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN 46 to have a material impact on its consolidated financial position or results of operations.

NOTE 3—LITIGATION SETTLEMENT:

        In October 2001, the Company settled a lawsuit brought by the Company against Becton, Dickinson and Company ("BD"). As a result of the settlement, the Company owns all of the intellectual property developed by either party under the now terminated agreement, and BD has a nonexclusive license to certain technology developed by BD under the agreement for use outside the field of inhaled insulin. Under the settlement agreement, the Company paid BD a total of $2,000,000, in equal installments in October 2001 and February 2002. The litigation settlement was immediately expensed to operations, as the technology acquired will be used in conjunction with a product that had not yet been approved for sale by regulatory authorities.

NOTE 4—BALANCE SHEET COMPONENTS:

	December 31,
	2002			2001
	(in thousands)
	Amortized Cost Basis	Unrealized Gain	Fair Market Value	Amortized Cost Basis	Unrealized Gain	Fair Market Value
Government notes	$5,605	$16	$5,621	$20,297	$66	$20,363

        Available-for-sale securities at December 31, 2002 and 2001 are summarized as follows:

        As of December 31, 2002, all available-for-sale securities mature within one year. There were no realized gains or losses on maturities of available-for-sale securities for 2002, 2001, and 2000.

        Inventories are summarized as follows:

	December 31,
	2002	2001
	(in thousands)
Raw materials	$333	$354
Work-in-process	31	99
Finished goods	10	35

Net inventories	$374	$488

        Property and equipment consists of the following:

	December 31,
	2002	2001
	(in thousands)
Laboratory, computer and office equipment	$4,604	$3,550
Furniture	483	604
Land	220	—
Leasehold improvements	3,577	685
Construction-in-progress	94	820

	8,978	5,659
Less: Accumulated depreciation and amortization	(3,727)	(2,770)

Net property, plant and equipment	$5,251	$2,889

        In connection with the Cerus Limited acquisition in May 2000, the Company recorded goodwill and other intangible assets (Note 9). Goodwill and other intangible assets consist of the following:

	December 31,
	2002	2001
	(in thousands)
Goodwill and other intangible assets	$2,274	$1,922
Less: Accumulated amortization	(662)	(560)

Net goodwill	$1,612	$1,362

        Accrued liabilities consists of the following:

	December 31,
	2002	2001
	(in thousands)
Payroll and related expense	$669	$843
BD litigation settlement	—	1,000
Deferred revenue	208	200
Other accrued liabilities	569	1,278

Accrued liabilities	$1,446	$3,321

NOTE 5—OTHER LONG-TERM LIABILITIES:

        In April 1999, Cerus Limited established an Irish Revenue approved Business Expansion Scheme ("BES") under which it raised approximately $216,000. The BES is a tax-based scheme which grants investors tax breaks on the amounts invested. The maximum amount which the BES investors will receive from Aerogen (Ireland) Limited is $205,000, when translated as of December 31, 2002. The BES investors have certain dividend and liquidation preferences. Based on the BES investment terms, the BES has been classified as long-term debt, which Aerogen (Ireland) Limited anticipates repaying in mid 2004.

NOTE 6—COMMITMENTS:

Facility leases

        The Company leases its facilities in Mountain View, CA under an operating lease that expires in 2012.

        The Company leases its facilities in Ireland under an operating lease that expires in November 2003 and the Company has an option to extend the lease through October 2004. In April of 2002, the Company entered into a 980 year lease with the Irish Development Agency for a 0.8 acre plot of land for a one-time payment of approximately $220,000. At this time the Company has not determined if and/or when it will build on the land.

        Under the terms of the Mountain View lease, the Company is required to provide security to the landlord in the form of a $1,200,000 letter of credit to remain in effect for the entire term of the lease. The letter of credit is secured by investments of $1,200,000, which are classified as restricted cash at December 31, 2002.

        Rent expense for the years ending December 31, 2002, 2001, and 2000 was approximately $2,828,000, $1,148,000, and $776,000 respectively.

        Aggregate minimum rental commitments under non-cancelable operating leases in effect at December 31, 2002 are:

Years Ending December 31,
(in thousands)
2003	$2,469
2004	2,452
2005	2,531
2006	2,614
2007	2,699
Thereafter	11,958

Total minimum payments	$24,723

Executive Severance Benefit Plan

        In September 2000, the Board of Directors adopted the Executive Severance Benefit Plan ("Severance Plan"), which provides the Company's officers with severance benefits upon the involuntary termination of their employment in certain circumstances following an acquisition of the Company. Benefits under the Severance Plan include salary continuation, health benefits and option acceleration.

Contingencies

        From time to time, the Company may become involved in litigation relating to additional claims arising from the ordinary course of business. Management is not currently aware of any matters that will have a material adverse affect on the financial position, results of operations or cash flows of the Company.

NOTE 7—CONVERTIBLE PREFERRED STOCK:

        During 2000, the Company issued shares of its Series E convertible preferred stock in conjunction with certain research and development agreements and in conjunction with the acquisition of Cerus Limited (see Note 9). In July 2000, the Company issued 7,498,000 shares of Series F convertible preferred stock at $2.25 per share for gross proceeds of $16,871,000. Certain of these issuances resulted in charges associated with the beneficial conversion feature of $16,517,000, calculated in accordance with EITF No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features." These charges were reflected as preferred stock dividends in the Consolidated Statement of Operations for the year ended December 31, 2000.

        Concurrent with the closing of the Company's initial public offering in November 2000, all outstanding shares of preferred stock (39,010,653 shares) were converted into 13,003,514 shares of common stock of the Company.

NOTE 8—STOCKHOLDERS' EQUITY:

Convertible Preferred Stock

        As of December 31, 2002, the Company has authorized 5,000,000 shares of convertible preferred stock, $0.001 par value, none of which was issued and outstanding. The Company's Board of Directors is authorized to determine the designation, powers, preferences and rights of preferred stock.

Common Stock

        Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid as of December 31, 2002.

        The Company issued shares of its common stock to certain employees under stock purchase and other agreements, some of which contain repurchase provisions in the event of termination of service with the Company. The shares are generally released from repurchase provisions ratably over two to four years. Included in common stock as of December 31, 2002 and 2001 are no shares and 69,453 shares subject to repurchase, respectively.

Stock Option Plans

        The Company has reserved shares of common stock for issuance under the 2000 Equity Incentive Plan, the Amended and Restated 1996 Stock Option Plan, and the Amended and Restated 1994 Stock Option Plan (the "Stock Plans"). Under the Stock Plans, the Board of Directors may issue incentive stock options to employees and nonstatutory stock options to employees, consultants or nonemployee directors of the Company, and stock purchase rights to employees, nonemployee directors, or consultants. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price (which cannot be less than fair market value at date of grant for incentive stock options or 85% of fair market value for nonstatutory stock options). If an employee owns stock representing more than 10% of the outstanding shares, the price of each share must be at least 110% of fair market value, as determined by the Board of Directors. Options generally vest over four years and expire ten years from date of grant. All options granted prior to December 4, 2000, are immediately exercisable; if options are immediately exercised, the shares are subject to a right of repurchase by the Company that lapses over time. Unvested shares obtained by early exercise are subject to repurchase by the Company upon termination of the holder's service to the Company. At December 31, 2002 and 2001, 6,411 and 63,619 shares of common stock, respectively, were subject to the Company's repurchase rights.

        On an annual basis, on the date of the annual stockholders' meeting, the authorized shares available for issuance under the Company's 2000 Equity Incentive Plan will automatically be increased by a number of shares equal to the lesser of 4.5% of the then outstanding shares of common stock on a fully-diluted basis, 2,000,000 shares, or a lesser number of shares determined by the Board of Directors.

        In 2000, the Company adopted the 2000 Non-Employee Directors' Stock Option Plan ("2000 Non-Employee Plan") under which 250,000 shares of common stock were originally reserved for issuance. Under the terms of the 2000 Non-Employee Plan, each new non-employee director elected, will be granted an option to purchase 15,000 shares of common stock, which vests over a 3 year period. In addition, on an annual basis, on the date of the annual stockholder meeting, each non-employee director will be granted an option to purchase 5,000 shares of common stock which vests over a three year period. The exercise price of an option will be the fair market value of the common stock on the date of grant and the term will be 10 years.

        Activity under the Stock Plans has been as follows:

	Options Available for Grant	Number of Options Outstanding	Exercise Price	Aggregate Price	Weighted Average Exercise Price
	(in thousands, except per share amounts)
Balances, January 1, 2000	226	708	$0.24 - $3.75	$389	$0.55
Reservation of shares	2,817	—	—	—	—
Options granted	(1,206)	1,205	$0.60 - $10.06	4,441	$3.68
Options exercised	—	(477)	$0.24 - $3.00	(349)	$0.73
Options canceled	99	(99)	$0.24 - $7.50	(195)	$1.96
Shares repurchased	14	—		—

Balances, December 31, 2000	1,950	1,337	$0.24 - $10.06	4,286	$3.21
Reservation of shares	922	—	—	—	—
Options granted	(2,342)	2,342	$3.01 - $6.19	9,830	$4.20
Options exercised	—	(57)	$0.24 - $3.00	(56)	$0.98
Options canceled	159	(159)	$0.24 - $7.50	(625)	$3.95
Shares repurchased	14	—		—

Balances, December 31, 2001	703	3,463	$0.24 - $10.06	13,435	$3.88
Reservation of shares	937	—	—	—	—
Options granted	(945)	945	$0.37 - $1.62	651	$0.69
Options exercised	—	(17)	$0.80 - $3.30	(10)	$0.56
Options canceled	1,065	(1,065)	$0.37 - $10.06	(4,299)	$4.04
Shares repurchased	11	—		—

Balances, December 31, 2002	1,771	3,326	$0.24 - $10.06	$9,777	$2.94

        The options outstanding and currently vested at December 31, 2002, by exercise price, are as follows:

	Options Outstanding
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Number of Options Vested
	(in thousands)	(in Years)	(in thousands)
$ 0.24	2	4.07	2
$ 0.30	3	5.38	3
$ 0.37	589	9.95	—
$ 0.60	131	6.55	112
$ 0.61	127	9.58	—
$ 0.62	7	9.73	—
$ 1.40	42	9.37	6
$ 1.62	180	9.20	23
$ 3.00	484	7.31	280
$ 3.01	657	8.95	366
$ 3.75	14	7.55	10
$ 4.36	259	8.70	93
$ 4.50	82	7.66	47
$ 4.54	88	8.35	39
$ 5.00	501	8.15	216
$ 6.19	44	8.52	17
$ 6.75	30	7.75	17
$ 7.50	70	7.81	36
$10.06	16	7.95	8

	3,326		1,275

        At December 31, 2001, 427,000 outstanding options were vested.

Employee Stock Purchase Plan

        In November 2000, the stockholders approved the 2000 Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 250,000 shares of common stock pursuant to purchase rights granted to employees in the United States.

        On an annual basis, on the date of the annual stockholders' meeting for a period of 20 years, the share reserve will automatically be increased by a number of shares equal to the least of 1.0% of the then outstanding shares of common stock on a fully diluted basis, 250,000 shares, or a lesser number of shares determined by the Board of Directors.

        The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. As of December 31, 2002, 437,812 shares of common stock have been purchased under the Purchase Plan and 225,476 shares remain available for purchase.

        The Purchase Plan permits eligible employees to purchase common stock at a discount through payroll deductions during defined offering periods. The price at which stock is purchased under the purchase plan is equal to 85% of the fair market value of the common stock on the first day of the offering period or 85% of the fair market value on the subsequent designated purchase dates, whichever is lower.

Pro forma disclosure

        The Company has adopted the disclosure-only provisions of SFAS No. 123. (See Note 2) The fair value of all options granted are calculated using the Black-Scholes option-pricing model.

        The weighted average grant date fair value, as defined by SFAS 123, of options granted to employees during the years ended December 31, 2002, 2001, and 2000 was $0.65, $3.42, and $1.66 per share, respectively. The assumptions used are primarily as follows:

	Years Ended December 31,
Stock option plans:	2002	2001	2000

Risk-free interest rate	3.54%	4.54%	6.45%
Expected life (in years)	4	4	5
Dividend yield	—	—	—
Expected volatility	148%	100%	70%

        The weighted average grant date fair value, as defined by SFAS 123, of purchase awards under the Purchase Plan was $0.90, $1.24, and $0, per share, for the years ended December 31, 2002 and 2001 respectively. No shares were issued under the Purchase Plan during 2000. The fair value of purchase awards are calculated at each purchase date using the Black-Scholes valuation model per the assumptions below:

	Years Ended December 31,
Stock purchase plans:	2002	2001	2000

Risk-free interest rate	2.46%	3.37%	—
Expected life (in years)	2	2	—
Dividend yield	—	—	—
Expected volatility	148%	100%	—

Deferred stock-based compensation

        During 2000 and 1999, the Company issued options to certain employees under the Company's equity compensation plans with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded deferred stock-based compensation for the difference between the exercise price of the stock options and the deemed fair market value of the Company's stock at the date of grant. This deferred stock-based compensation is amortized to expense on a straight line basis, over the period during which the Company's right to repurchase the stock lapses or the options become vested, generally four years. As of December 31, 2002 and 2001 the Company had recorded cumulative deferred stock-based compensation related to these options in the amounts of $4,613,000 and $5,755,000, net of cancellations, respectively, of which $1,335,000, $1,168,000, and $584,000 had been amortized to expense during 2002, 2001, and 2000, respectively.

        Stock-based compensation expense related to stock options granted to non-employees is recognized, on a straight-line basis, as the stock options are earned. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of the stock options granted to non-employees is calculated at each reporting date using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions:

	Years Ended December 31,
	2002	2001	2000
Risk-free interest rate	4.59%	5.02%	5.81%
Expected life (in years)	10	10	10
Dividend yield	—	—	—
Expected volatility	100%	100%	70%

        The stock-based compensation expense will fluctuate as the fair market value of the common stock fluctuates. In connection with the grant of stock options to non-employees, the Company had recorded cumulative deferred stock-based compensation of $490,000 and $519,000, as of December 31, 2002 and 2001, respectively, of which $20,000, $98,000 and $245,000 was amortized to expense in 2002, 2001 and 2000, respectively.

Warrants

        In connection with financing arrangements entered into by the Company in July 1995 and October 1997, the Company issued warrants to purchase 10,683 shares of common stock and warrants to purchase 65,000 shares of Series C convertible preferred stock at exercise prices of $2.34 and $1.00, respectively. Due to the automatic conversion of the convertible preferred stock in connection with the Company's initial public offering, the warrants for Series C convertible preferred stock became exercisable for 21,666 shares of common stock at $3.00 per share. The warrants issued in July of 1995 expired unexercised on June 30, 2002, and the October 1997 warrants expire on October 14, 2004. The fair value of these warrants, determined using the Black-Scholes option-pricing model, was not material.

Notes receivable

        In May 1994, the Company loaned $69,009 to a stockholder employee. The note bears interest at 6.43% per annum and is due May 2003. In August 1996, the Company loaned an additional $200,000 to the same individual. The note was non-interest bearing, was originally due in 2001 and is collateralized by 166,666 shares of common stock. The note was amended in 2002 to extend the due date until December 31, 2006 and to bear interest at 4.38% per annum. In July 2000, the Company loaned the same individual an additional $50,000. This loan bears interest at 6.62% per annum, is due in July 2005 and is collateralized by the same 166,666 shares of common stock. At December 31, 2002 and 2001, $370,689 and $364,627 of principal and interest were outstanding under these notes, respectively. The Company has arranged with this stockholder/employee that the Company will receive a portion of the proceeds from certain sales of his non-collateralized Company stock until his notes to the Company have been paid in full.

        In January and December 1998, the Company received two full recourse notes receivable from then current officers of the Company in exchange for common stock. The notes were interest bearing at 5.93% and 4.51%, and were due in January and December 2002, respectively. At December 31, 2002, all principal and interest had been paid in full. At December 31, 2001, $210,832 of principal and interest was outstanding on these notes.

        In April 2000, the Company received full recourse notes receivable from two then current officers of the Company in exchange for common stock. Each note bears interest at 6.7% and is due in April 2004. Each loan is collateralized by 90,000 shares of common stock. At December 31, 2002, one of the loans had been paid in full. At December 31, 2002 and 2001, $64,049 and $117,820 of principal and interest were outstanding on these notes, respectively.

NOTE 9—ACQUISITION:

        In May 2000, the Company acquired all the voting stock of Cerus Limited ("Cerus"), now Aerogen (Ireland) Limited, in exchange for 1,725,000 shares of Series E convertible preferred stock valued at $3.37 per share and transaction costs of approximately $150,000. Cerus was engaged in the development of pulmonary inhalation products utilizing the Company's core aerosol generator technology, under a license agreement with the Company.

        The acquisition of Cerus was accounted for using the purchase method of accounting and, accordingly the results of operations of Cerus were included in the Company's financial statements subsequent to May 25, 2000. The purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition as determined by management. The excess of the purchase price over the fair value of the net identifiable assets was allocated to goodwill. The purchase price was allocated as follows:

Cash and cash equivalents	$542,174
Grants receivable	105,038
Property and equipment, net	34,772
Other assets	50,895
Assumed liabilities	(287,908)
Acquired workforce	100,000
Acquired in-process research and development	3,500,000
Goodwill	1,917,589

Total purchase price	$5,962,560

        Prior to the adoptions of SFAS 142, the acquired workforce and goodwill was amortized over two and six years, respectively, on the straight-line basis. The acquired in-process research and development represents the value of new medical and other technologies that were in various stages of development where no alternative future use was identified. Management is primarily responsible for the valuation of the acquired in-process research and development. The fair value of the in-process research and development was based on the discounted cash flow method. As Cerus was a development stage company, there were no historical pricing and margin assumptions to utilize and therefore estimates used were based on the expectations of management. Management did not expect material net cash in-flows until at least 2005. The present value of these cash flows was calculated with an overall discount rate of 40%. At the date of acquisition, the Company determined the technological feasibility of Cerus' products was not established and, accordingly, wrote off the corresponding amounts to acquired in-process research and development. Approximately $500,000 in research and development has been spent up to the date of the acquisition in an effort to develop the technologies to produce commercially viable products. At the date of acquisition, the only identifiable intangible assets acquired were the technologies under development and the acquired workforce. Currently the Company knows of no developments, which would lead it to significantly change its original assessment of the expected timing and commercial viability of these projects.

        The unaudited pro forma financial information, had the acquisition of Cerus occurred at the beginning of fiscal 2000, giving effect to an acquisition adjustment for the elimination of acquired in-process research and development, is as follows (in thousands, except per share data):

Year Ended December 31, 2000
Revenues	$5,942
Net loss available to common stockholders	$(13,724)
Net loss per common share, basic and diluted	$(3.00)

        The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transaction been completed at January 1, 2000, nor is it necessarily indicative of future operating results.

NOTE 10—INCOME TAXES:

        At December 31, 2002, the Company has a net operating loss carryforward of approximately $74,415,000 for federal and $28,246,000 for state tax purposes. If not utilized, these carryforwards will begin to expire in 2009 for federal and in 2004 for state purposes.

        The tax effects of temporary differences and carryforwards that give rise to significant portions of the net deferred tax assets are as follows:

	December 31,
	2002	2001
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$26,949	$21,475
Federal and state tax credit carryforwards	2,902	1,731
Research and development capitalization	1,941	1,203
Depreciation and amortization	1,111	240
Stock-based compensation	—	75
Accrued liabilities and reserves	305	—
Other	420	215

	33,628	24,939
Less: Valuation allowance	(33,628)	(24,939)

Net deferred tax assets	$—	$—

        Based on the available objective evidence, management believes it is likely that the net deferred tax assets are not fully realizable. Accordingly, the Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

        The Company has research credit carryforwards of approximately $1,677,000 and $1,687,000 for federal and state income tax purposes, respectively. If not utilized, the federal credits will expire in various amounts beginning in 2009. The state credits can be carried forward indefinitely.

        The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has a change in ownership, utilization of the carryforwards could be restricted.

NOTE 11—EMPLOYEE BENEFIT PLAN:

        In August 1996, the Company adopted a retirement plan (the "401(k) Plan"), which is qualified under Section 401(k) of the Internal Revenue Code of 1986. Eligible employees may make voluntary contributions to the 401(k) Plan of up to 20% of their annual compensation, not to exceed the statutory limit, and the Company may make matching contributions. During the years ended December 31, 2002 and 2001, the Company made approximately $54,000 and $8,000, respectively, of matching contributions to the 401(k) Plan. Prior to 2001, the Company had not made any such contributions.

NOTE 12—QUARTERLY FINANCIAL DATA (UNAUDITED):

        The following tables summarize the quarterly financial data for the last two fiscal years (in thousands, except per share data):

	Fiscal 2002 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Total revenues	$89	$182	$704	$1,557
Gross margin	(143)	(53)	191	751
Loss from operations	(7,292)	(7,160)	(5,753)	(5,205)
Net loss available to common stockholders	$(7,072)	$(7,038)	$(5,667)	$(5,134)
Net loss per common share, basic and diluted	$(0.35)	$(0.35)	$(0.28)	$(0.25)
	Fiscal 2001 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Total revenues	$675	$951	$594	$249
Gross margin	675	951	460	98
Loss from operations	(5,857)	(6,959)	(9,209)	(7,627)
Net loss available to common stockholders	$(5,049)	$(6,316)	$(8,736)	$(7,301)
Net loss per common share, basic and diluted	$(0.26)	$(0.32)	$(0.44)	$(0.37)

(1)
Includes a charge of $2,000 ($0.10 per share) in conjunction with settlement of a lawsuit.

Item 9. CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

        Not applicable.

AEROGEN, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 30, 2003

        The undersigned hereby appoints Jane E. Shaw, and Robert S. Breuil, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Aerogen, Inc. (the "Company") which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company's offices at 2071 Stierlin Court, Mountain View, CA 94043 on Thursday, October 30, 2003 at 2:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR Proposals 1, 2 and 4, as more specifically described in the Proxy Statement FOR all nominees listed in Proposal 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued, and to be marked, dated and signed, on the other side)

^    Detach here from proxy voting card.    ^

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please mark your votes as indicated in this example	X
MANAGEMENT RECOMMENDS A VOTE FOR FOR PROPOSALS 1, 2 and 4
PROPOSAL 1. To approve the issuance of a convertible debenture and warrant to purchase Common Stock pursuant to a convertible debt financing with SF Capital Partners, Ltd.	FOR ☐	AGAINST ☐	ABSTAIN ☐
				PROPOSAL 2. To amend the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including four and eight would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment.	FOR ☐	AGAINST ☐	ABSTAIN ☐	PROPOSAL 3. To elect three directors to hold office until the 2006 Annual Meeting of Stockholders. Nominees: 01 Jean-Jacques Bienaim 02 Yehuda Ivri 03 Bernard Collins	FOR ☐	WITHHELD FOR ALL ☐
To withhold authority to vote for any nominee(s), write such nominee(s)' name below:
								PROPOSAL 4. To ratify selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing, if not signing as an individual stockholder.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^    Detach here from proxy voting card.    ^

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 30, 2003 AT 2:00 P.M.
PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS October 30, 2003
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 APPROVAL OF THE SECOND CLOSING OF A CONVERTIBLE DEBT TRANSACTION WITH SF CAPITAL PARTNERS, LTD.
PROPOSAL 2 APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK
PROPOSAL 3 ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT1
PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
FISCAL YEAR 2002 OPTION GRANTS
AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL YEAR END OPTION VALUES
EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH1
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
APPENDIX A CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AEROGEN, INC.
  Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  Item 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
  ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
AEROGEN, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
AEROGEN, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
AEROGEN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts and footnotes)
AEROGEN, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (in thousands)
AEROGEN, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (in thousands) (continued)
AEROGEN, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (in thousands) (continued)
AEROGEN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
AEROGEN, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Item 9. CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES
AEROGEN, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 30, 2003